UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TAYLOR CAPITAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TAYLOR CAPITAL GROUP, INC.
9550 West Higgins Road
Rosemont, Illinois 60018
(847) 653-7978

Dear Stockholder:

        You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Taylor Capital Group, Inc. We will hold the meeting on Thursday, May 30, 2013 at 9:00 a.m., central time, on the ninth floor of our executive offices located at 9550 West Higgins Road, Rosemont, Illinois 60018. We hope that you will be able to attend.

        Enclosed you will find a notice setting forth the business expected to come before the meeting, our proxy statement and a form of proxy card.

        Regardless of your plans for attending in person, it is very important to us that your shares be represented and voted at the meeting. On behalf of our Board of Directors, I encourage you to read the attached notice and the accompanying proxy statement and to vote your shares promptly.

        We look forward to seeing you at the meeting.

Sincerely,

Mark A. Hoppe Chief Executive Officer and President Rosemont, Illinois

April 24, 2013

TAYLOR CAPITAL GROUP, INC.
9550 West Higgins Road
Rosemont, Illinois 60018
(847) 653-7978
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2013 Annual Meeting of Stockholders (the "Annual Meeting") of Taylor Capital Group, Inc., a Delaware corporation (the "Company"), will be held on the ninth floor of our executive offices located at 9550 West Higgins Road, Rosemont, Illinois 60018 on Thursday, May 30, 2013, at 9:00 a.m., central time, for the following purposes:

          1.     To elect 14 directors to our Board of Directors to serve for a term of one (1) year and until their respective successors are elected and qualified;

          2.     To approve, in a non-binding, advisory resolution, the compensation of our named executive officers, as described in the accompanying proxy statement (a "say-on-pay" proposal);

          3.     To consider, in a non-binding, advisory resolution, the frequency with which stockholders will vote on say-on-pay proposals in the future;

          4.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2013 fiscal year;

          5.     To approve an amendment to the Company's by-laws;

          6.     To approve our 2013 Success Plan; and

          7.     To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on April 12, 2013 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. Ten days prior to the Annual Meeting, a list of all stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting, during ordinary business hours, at our office in Rosemont, Illinois.

        Your vote is important. We encourage you to submit a proxy with your voting instructions as promptly as possible, whether or not you intend to attend the Annual Meeting in person. You may submit your proxy with your voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid reply envelope.

By Order of the Board of Directors,

Brian T. Black General Counsel and Corporate Secretary Rosemont, Illinois April 24, 2013

TAYLOR CAPITAL GROUP, INC.
9550 West Higgins Road
Rosemont, Illinois 60018
(847) 653-7978

PROXY STATEMENT
For the Annual Meeting of Stockholders
to Be Held on May 30, 2013

        Our Board of Directors (the "Board") is soliciting proxies to be voted at the Annual Meeting of Stockholders on Thursday, May 30, 2013 at 9:00 a.m., central time, and at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes described in the attached Notice of Annual Meeting of Stockholders. The notice, this proxy statement and the enclosed form of proxy card are first being sent to stockholders on or about April 24, 2013. As used in this proxy statement, the terms "the Company," "we," "us" and "our" refer to Taylor Capital Group, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2013
The Company's proxy statement for the Annual Meeting of
Stockholders to be held on May 30, 2013, other proxy materials and its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at:
http://www.taylorcapitalgroup.com under the caption "SEC Filings."

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS
AND THE ANNUAL MEETING

        The following questions and answers briefly discuss some key information about these proxy materials and the Annual Meeting. You should read this entire proxy statement carefully before deciding how to vote your shares at the Annual Meeting.

Q:
Why am I receiving these materials?

A:
Our Board is providing these proxy materials to you in connection with the Annual Meeting. Stockholders of record of our common stock as of the close of business on April 12, 2013 (the "Record Date") are invited to attend the Annual Meeting. You are entitled to, and are requested to, vote on each of the proposals described in this proxy statement.

Q:
Who is soliciting my vote pursuant to this proxy statement?

A:
Our Board is soliciting your vote at the Annual Meeting. In addition to soliciting by mail, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote. The Company has also retained the services of Georgeson, Inc. ("Georgeson"), a professional proxy solicitation firm, to aid in the solicitation of proxies. Georgeson may solicit proxies in person, by mail, by telephone and by electronic communications.

Q:
When and where is the Annual Meeting?

A:
The Annual Meeting will be held at 9:00 a.m., central time, on Thursday, May 30, 2013, on the ninth floor of our executive offices located at 9550 West Higgins Road, Rosemont, Illinois 60018. You may obtain directions to the meeting location so that you may vote in person by calling our executive offices at (847) 653-7978.

Q:
Who is entitled to vote?

A:
Stockholders of record of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote on each proposal at the Annual Meeting. At the close of business on the Record Date, there were 29,088,040 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:
What is a quorum?

A:
The presence at the Annual Meeting, in person or by proxy, of holders of 35% of our issued and outstanding shares of stock entitled to vote as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present for the purposes of determining if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned or postponed.

Q:
What matters will be voted on at the Annual Meeting?

A:
You are being asked to vote on:

•
the election of all 14 directors of the Company for a one-year term;

•
a non-binding, advisory resolution to approve the compensation of our named executive officers (referred to as a "say-on-pay" proposal);

  •
  a non-binding, advisory resolution on the frequency with which stockholders will vote on future say-on-pay proposals;

  •
  the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2013 fiscal year;

  •
  an amendment to the Company's Fourth Amended and Restated By-laws (the "By-laws") in order to correct a typographical error regarding the range of the number of directors constituting the whole Board (the "By-law Amendment"); and

  •
  the approval of our 2013 Success Plan.

Q:
How does the Board recommend that I vote?

A:
The Board recommends that you vote "FOR" each director nominee, "EVERY YEAR" for the frequency of future say-on-pay votes under Proposal 3 and "FOR" each of the other proposals described in this proxy statement.

Q:
What vote is required to approve each proposal?

A:
A stockholder may, with respect to the election of directors:

•
vote "FOR" the election of any or all of the named director nominees;

•
vote "AGAINST" the election of any or all of the named director nominees; or

•
withhold authority to vote or "ABSTAIN" with respect to any or all of the named director nominees by so indicating on the proxy. You will not be permitted to cumulate your votes in the election of directors. On March 28, 2013, the Board amended the By-laws to adopt a majority voting standard in uncontested director elections, such as this year's director election under Proposal 1. Thus, at the Annual Meeting, a director nominee will be elected only if the number of shares voted "FOR" the director nominee's election exceeds the number of shares voted "AGAINST" that director nominee's election, assuming a quorum is present. Abstentions and broker non-votes will not be counted as votes cast. A director nominee who does not receive more votes "FOR" his or her election than "AGAINST" will not be elected.

  Approval of the say-on-pay proposal (Proposal 2), ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013 (Proposal 4), approval of our 2013 Success Plan (Proposal 6) and, generally speaking, any other business (other than Proposals 1, 3 and 5) that may properly come before the Annual Meeting (or any adjournments or postponements thereof) will require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. As a result, abstentions will have the same legal effect as a vote "AGAINST," and broker non-votes will have no effect on, these proposals.

  With respect to the frequency with which stockholders will vote on future say-on-pay proposals (Proposal 3), the frequency which receives the highest number of votes by shares present in person or represented by proxy and entitled to vote thereon will be deemed the choice of the stockholders. Accordingly, abstentions and broker non-votes will have no effect on Proposal 3.

  Approval of the By-law Amendment (Proposal 5) will require the affirmative vote of a majority of our outstanding shares entitled to vote thereon. Accordingly, abstentions and broker non-votes will have the same legal effect as a vote "AGAINST" Proposal 5.

  Because your votes on the say-on-pay proposal (Proposal 2) and on the frequency of future say-on-pay proposals (Proposal 3) are advisory, they will not be binding upon the Company, the Board or its Compensation Committee. However, the Compensation Committee of the Board will take into account the outcome of the vote regarding Proposal 2 when considering future executive compensation programs.

Q:
How may I cast my vote?

A:
If you are the stockholder of record, you may vote by one of the following four methods (as instructed on the accompanying proxy card):

•
in person at the Annual Meeting;

•
by telephone;

•
by the Internet; or

•
by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

  The telephone and Internet voting procedures have been set up for your convenience. We encourage you to help us save additional corporate expense by submitting your vote by telephone or by the Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. Further information regarding voting by telephone or by the Internet is below in the response to the question "How may I cast my vote by the Internet or by telephone?"

  Whichever method you use, the persons named as proxies on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card (or submit your vote by Internet or telephone) without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.

  If you hold your shares in "street name" (through a broker, bank or other nominee), that institution will instruct you as to how your shares may be voted by proxy. See "How do I vote if I am not a stockholder of record and what are broker non-votes?" below for further information.

Q:
When should I send in my proxy card?

A:
If you vote by completing, dating and returning your proxy card by mail, you should send in your proxy card as soon as possible so that your shares will be voted at the Annual Meeting.

Q:
How may I cast my vote by the Internet or by telephone?

A:
Voting by the Internet.    If you are a stockholder of record, you may use the Internet to transmit your vote up until 1:00 a.m., central time, on May 30, 2013. Visit the website address provided on the proxy card, have your proxy card available when you access the website, and follow the instructions on the card to obtain your records and to create an electronic voting instruction form.

  Voting by telephone.    If you are a stockholder of record, you may call the telephone number indicated on the proxy card and use any touch-tone telephone to transmit your vote up until 1:00 a.m., central time, on May 30, 2013. Have your proxy card available when you call and then follow the instructions provided.

Q:
How do I vote if I am not a stockholder of record and what are broker non-votes?

A:
If you own your shares in "street name" (through a brokerage account or other nominee), you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee and you bring the proxy to the Annual Meeting. Under the rules of the New York Stock Exchange ("NYSE"), member brokers who hold shares in street name for their customers which are the beneficial owners of those shares have the authority to vote only on certain "routine" items in the event that they have not received instructions from beneficial owners.

  Under NYSE rules, when a proposal is not a "routine" matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal because it does not have discretionary authority to vote those shares on that matter. A "broker non-vote" is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on that matter, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. Even though our shares are listed on The Nasdaq Global Select Market and not the NYSE, because NYSE member brokers hold outstanding shares of our common stock, these rules will affect the voting of shares with respect to the matters to be considered at the Annual Meeting described in this proxy statement.

  Certain of the proposals described in this proxy statement are considered "non-routine" matters on which member brokers will not have discretionary authority to vote. It is therefore very important that you provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

Q:
How may I revoke or change my vote?

A:
If you are a stockholder of record, you may revoke your proxy before it is voted at the Annual Meeting by:

•
voting again by telephone or Internet prior to 1:00 a.m., central time, on May 30, 2013;

•
submitting a later-dated properly completed proxy card;

•
delivering written notice to our Office of the Corporate Secretary prior to 5:00 p.m., central time, on May 29, 2013, stating that you are revoking your proxy; or

•
attending the Annual Meeting and voting your shares in person (but please note that attendance at the Annual Meeting will not, by itself, revoke your proxy).

  If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of our common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Q:
Who is paying for the costs of this proxy solicitation?

A:
We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and other employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. In addition, we have retained Georgeson to assist in the solicitation of proxies from brokers, banks, other nominee and institutional holders, other registered holders and non-objecting beneficial owners of shares held in brokerage accounts. Georgeson will be paid a customary fee for its services, estimated at approximately $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

Q:
What happens if the Annual Meeting is postponed or adjourned?

A:
Your proxy will generally still be effective for up to three years and may be voted at the Annual Meeting when it is reconvened. You will still be able to change or revoke your proxy until it is voted at the reconvened Annual Meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote by the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:
What should I do if I have questions?

A:
If you have more questions about the Annual Meeting, the proposals or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our Office of the Corporate Secretary at (847) 653-7978.

PROPOSAL 1:
ELECTION OF DIRECTORS

General

        Pursuant to Article FIFTH of our Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), each of the members of our Board are elected annually. Our Board currently consists of 14 persons. From November 2010 through November 2012, our Board consisted of 15 members. Following the completion of business at the regular November 2012 Board meeting, Melvin E. Pearl resigned from the Board. Mr. Pearl was a long-serving and distinguished member of the Board, and the Company has benefited from his contributions, commitment and leadership. Mr. Pearl's resignation was not due to any disagreement with the Company regarding its operations, policies or practices. The Board has no immediate plans to appoint or nominate anyone in response to Mr. Pearl's resignation and, at its regular March 2013 meeting, by resolution and pursuant to Section 3.2 of the By-laws, it reduced the standing size of the whole Board by one member to align with the current number of directors serving on the Board.

        Upon the recommendation of the Corporate Governance and Nominating Committee of our Board, each of Bruce W. Taylor, Mark A. Hoppe, Ronald L. Bliwas, C. Bryan Daniels, Ronald Emanuel, M. Hill Hammock, Elzie L. Higginbottom, Michael H. Moskow, Louise O'Sullivan, Shepherd G. Pryor, IV, Harrison I. Steans, Jennifer W. Steans, Jeffrey W. Taylor and Richard W. Tinberg has been nominated by our Board for election as a director at the Annual Meeting. Each of the nominees, if elected, will serve for one year until the 2014 Annual Meeting of Stockholders and until his or her successor has been elected and qualified.

        Our Board has determined, in its business judgment, that each of Ronald L. Bliwas, C. Bryan Daniels, Ronald Emanuel, M. Hill Hammock, Elzie L. Higginbottom, Michael H. Moskow, Louise O'Sullivan, Shepherd G. Pryor, IV and Richard W. Tinberg meet the independence standards set forth in the corporate governance listing requirements applicable to companies whose securities are listed on The Nasdaq Global Select Market.

        If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the persons named in the proxy will vote for such substitute nominee as our Board recommends, or vote to allow the vacancy to remain open until filled by our Board, as our Board recommends. Our Board has no reason to believe that any nominee will be unable or decline to serve as a director, if elected.

        On March 28, 2013, the Board amended the Company's By-laws to adopt a majority voting standard in uncontested director elections, such as the election of directors described in this Proposal 1. Accordingly, our directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted "FOR" a director exceeds the number of votes cast "AGAINST" the director. Abstentions and broker non-votes are not counted as votes either "FOR" or "AGAINST," and therefore will not affect the election of any director nominee.

        If an incumbent director in an uncontested election does not receive a majority of votes cast "FOR" his or her election, the director is required to promptly offer to submit a letter of resignation to the Board for consideration by the Board's Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will then promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board must then determine whether to accept or reject the resignation, or whether to take other action, within 90 days of the date of the certification of election results.

        Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

Nominees for Election

        Set forth below is information concerning the nominees for election, including their age, year first elected or appointed as a director, position with the Company, if applicable, qualifications to serve on the Board and business experience. Unless otherwise specified, each position currently held by a nominee has been held for at least five years. Additionally, there are no arrangements or understandings between any of the nominees or our directors and executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. Further, except as noted below, no nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer, and no nominee or director has been a director of another "public corporation" (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or of any investment company within the past five years.

Name	Age	Position With Company
Bruce W. Taylor	57	Chairman and Director
Mark A. Hoppe	59	Chief Executive Officer, President and Director
Harrison I. Steans	77	Director
Ronald L. Bliwas	70	Director
C. Bryan Daniels	54	Director
Ronald Emanuel	66	Director
M. Hill Hammock	67	Director
Elzie L. Higginbottom	71	Director
Michael H. Moskow	75	Director
Louise O'Sullivan	67	Director
Shepherd G. Pryor, IV	66	Director
Jennifer W. Steans	49	Director
Jeffrey W. Taylor	60	Vice Chairman and Director
Richard W. Tinberg	62	Director

        Bruce W. Taylor has served as our Chairman since November 2006 and has been a director of the Company since its inception in 1997. He also served as our Chief Executive Officer from November 2006 until March 2010 and President from 1997 until January 2008. In addition, Mr. Taylor is the Chairman of Cole Taylor Bank, a wholly-owned subsidiary of the Company (the "Bank"), and served as the Bank's President and Chief Executive Officer from 1994 until January 2008. He also served in various roles from 1984 until 1997 at Cole Taylor Financial Group ("CTFG"), the predecessor holding company of the Bank, and the Bank. Mr. Taylor is a member of the World Presidents' Organization, governing commission of the Hillels of Illinois, board of governors of the Metropolitan Planning Council, Midwest trustee of the Boys and Girls Clubs of America and is a director of MTL Insurance Company, a life insurance and annuity company located in Oak Brook, Illinois. He is also a past Chairman of the Board of the Chicago Center for Family Health and the Illinois Bankers Association. Mr. Taylor is the brother of Jeffrey W. Taylor.

        Mark A. Hoppe was appointed Chief Executive Officer of the Company on March 31, 2010. He has served as President and a director of the Company and the President, Chief Executive Officer and director of the Bank, since February 2008. Prior to joining the Company, Mr. Hoppe served in a variety of different management positions since 1981 with LaSalle Bank, N.A., a bank headquartered in Chicago, Illinois, including as its Executive Vice President from 1994 to 2001. He also served as an Executive Vice President of LaSalle Bank Midwest, N.A., a wholly-owned subsidiary bank of LaSalle Bank headquartered in Troy, Michigan, from 2001 to 2005, and as its Chief Executive Officer from 2005 to 2007. Mr. Hoppe also served as the Vice Chairman of LaSalle National Leasing Corporation, a full-service leasing company based in Towson, Maryland, that specialized in equipment financing solutions for commercial companies and municipalities, from its inception in 1996 until 2007.

        Harrison I. Steans has served as a director of the Company since September 2008. Mr. Steans is the Chairman of the executive committee of Financial Investments Corporation ("FIC") and Chairman of the Steans Family Foundation. From 1967 through 1988, Mr. Steans was Chairman of NBD Illinois, Inc. and its predecessor institutions. During his tenure there, the organization grew from a single $40 million bank to a six-bank holding company with assets exceeding $1.8 billion. In 1987, the bank holding company was sold to NBD Corporation, now part of the J.P. Morgan Chase organization. From 1973 through 1978, he was also Chairman of LaSalle National Bank. Mr. Steans' business affiliations include service as a director of MCS Holdings, LLC, Provest Holdings, LLC, Elektra Holding Company, LLC, Boulevard Healthcare, LLC, and USAmeribancorp, Inc., a privately-held Tampa Bay area middle-market bank. He serves on the advisory board of Siena Capital. Mr. Steans' affiliations with non-profit organizations include serving as Life Trustee of DePaul University, Highland Park Hospital, and Ravinia Festival. In addition, he serves as trustee of the civic committee of the Commercial Club, the Chicago Humanities Festival, New Schools for Chicago, Harris Theatre of Music and Dance, The Ounce of Prevention Fund and the Chicago Botanic Garden. Mr. Steans graduated cum laude from Princeton University in 1957 with a B.A. degree in economics. Mr. Steans is the father of Jennifer W. Steans.

        Ronald L. Bliwas has served as a director of the Company since April 2004, and as a member of the Corporate Governance and Nominating Committee since November 2004. In February 2013, Mr. Bliwas was appointed to the Compensation Committee. Mr. Bliwas is the Chairman of A. Eicoff & Company, a leading Chicago advertising agency that specializes in broadcast advertising and is a division of Ogilvy & Mather. Mr. Bliwas is a past director of the University of Arizona's national board of advisors, the Friends of Prentice Women's Hospital & Maternity Center of Northwestern Memorial Hospital Foundation and the Illinois Institute of Technology's board of directors. He is currently on the advisory board of Gold Eagle Company, a privately-held manufacturer of engine performance and maintenance chemicals based in Chicago, Illinois. Mr. Bliwas was formerly a member of the board of directors of the Direct Marketing Association, having served as Chairman in 2004 and 2005, and was elected to the DMA Hall of Fame in 2007.

        C. Bryan Daniels has served as a director of the Company since March 2009. Mr. Daniels is the co-founder and principal of Prairie Capital Mezzanine Funds, L.P., Prairie Capital II, L.P., Prairie Capital III, L.P., Prairie Capital III QP, L.P., Prairie Capital IV, L.P., Prairie Capital IV QP, L.P., Prairie Capital V, L.P. and Prairie Capital V QP, L.P. Prairie Capital is a Chicago-based private equity firm focused on the lower-end of the middle market. Mr. Daniels has served as a director of the Bank since January 2009. He also serves as a director on the boards of the Chicago Deferred Exchange Company, ProVest Holdings, LLC, R3 Education, Inc., Titanium Solutions, Captek Softgel International, Inc., Northfield LLC, TeacherMatch LLC, Riverchase Dermatology and Cosmetic Surgery LLC, and PBE Holdings LLC. Mr. Daniels is also a member of the board of advisors of Siena Capital Partners, a member of the visiting committee of the Physical Science Department of the University of Chicago, and a member of the board of directors for the radio station WBEZ—Chicago Public Radio.

        Ronald Emanuel has served as a director of the Company since its inception in 1997 and a director of the Bank since 1984. In addition, Mr. Emanuel has served as a member of the Audit and Risk Committee (including the prior joint committee for the Company and the Bank) since 1997 and as a member of the Corporate Governance and Nominating Committee since January 2006. From 2002 until 2009,

Mr. Emanuel had been President of ATI Carriage House, Inc., and since 2010, Mr. Emanuel has been President of ATI Capital, an investment company and the successor of ATI Carriage House, Inc.

        M. Hill Hammock has served as a director of the Company since August 2008, as a member of the Compensation Committee since March 2009 (and its Chairperson since November 2012) and as a member of the Audit and Risk Committee since November 2009. Mr. Hammock served as the Chief Administrative Officer of the Chicago Public Schools from 2007 to 2009 and also served as Vice Chairman and Chief Operating Officer of LaSalle Bank, N.A. from 1997 to 2006. Mr. Hammock is a former member of the PricewaterhouseCoopers National advisory council, is Chairman of the Chicago Deferred Exchange Company, a provider of Section 1031 exchange services, and Chair of the advisory committee of VERIT Advisors, L.L.C., which advises companies on the formation of ESOPs. Mr. Hammock is a member of the Commercial Club of Chicago and Metropolis 2020. Mr. Hammock is also a board member of the Better Government Association, the Civic Federation and the Chicago Sunday Evening Club. Mr. Hammock is past chair of the Chicago Shakespeare Theater, the Metropolitan Planning Council of Chicago, and the Chicago History Museum. Mr. Hammock is also a member of the visiting committee for the University of Chicago Harris School of Public Policy and a member of the Economic Club of Chicago. Mr. Hammock is a past president of the Bankers Club of Chicago, the University of Illinois at Chicago Business advisory council, and Leadership Greater Chicago. Mr. Hammock earned his MBA from the University of Chicago's Graduate School of Business and his bachelor's degree in applied mathematics from Georgia Tech.

        Elzie L. Higginbottom has served as a director of the Company since October 2010 and a director of the Bank since 1995. Mr. Higginbottom is the President and Founder of East Lake Management and Development Corp. As a principal of East Lake, Mr. Higginbottom is involved in real estate financing, development and management of single, multifamily and commercial real estate. Mr. Higginbottom is also a member of the Cook County Housing Authority Board, former trustee of the University of Wisconsin Athletic Board and former Co-Chairman of the Governor's Workforce Investment Board. Mr. Higginbottom is a graduate of the University of Wisconsin with a major in economics.

        Michael H. Moskow has served as a director of the Company since November 2008, on the Nominating and Corporate Governance Committee since November 2009, and as Chairperson of the Nominating and Corporate Governance Committee and as lead director in connection with meetings of the Independent Directors since November 2009. Mr. Moskow is the Vice Chairman and Senior Fellow on the Global Economy at the Chicago Council on Global Affairs. Mr. Moskow served as President and Chief Executive Officer of the Federal Reserve Bank of Chicago from 1994 to 2007. In that capacity, he was a member of the Federal Open Market Committee, the Federal Reserve System's most important monetary policymaking body. Mr. Moskow is a member of several boards of directors, including Commonwealth Edison (a subsidiary of Exelon), Discover Financial Services, and Northern Funds/Northern Institutional Funds. Mr. Moskow is also Chairman of the Board, Japan America Society of Chicago, and serves on the boards of directors of the Civic Consulting Alliance, Metropolis Strategies, Illinois Council on Economic Education, National Futures Association, World Business Chicago, Chicagoland Chamber of Commerce and National Bureau of Economic Research. He also serves on advisory boards at the Kellogg Graduate School of Management at Northwestern University (Dean's Advisory Board), The Edgewater Funds, BCA Research, Inc., The CME Group's Competitive Markets Advisory Council and Promontory Financial Group.

        Louise O'Sullivan has served as a director of the Company since December 2004 and has been a member of the Compensation Committee since July 2006. Ms. O'Sullivan founded Prime Advantage in 1998, following more than 20 years of successful leadership experience in industrial manufacturing. Prime Advantage is a privately-held manufacturers' buying consortium that leverages a large, unified network of original equipment manufacturers. Previously, she was President of the Groen Company (a subsidiary of the Dover Corporation), a major manufacturer of commercial food service and industrial processing equipment. Ms. O'Sullivan serves as a director emeritus on the University of Chicago's Graduate School of Business Entrepreneurial Advisory Board.

        Shepherd G. Pryor, IV has served as a director of the Company and a member of the Audit and Risk Committee since September 2003, as Chairperson of the Corporate Governance and Nominating Committee from November 2004 to November 2009 and as Chairperson of the Audit and Risk Committee since November 2009. Mr. Pryor acted as lead director in connection with meetings of the independent directors from September 2004 to November 2009. He served on the board of directors of Hartford Computer Group, a provider of computer repair services, from 2010 to 2012, and the board of directors of Joway Health Industries Group, Inc. and its audit committee since 2011. Mr. Pryor has worked on four continents as an independent management consultant with his own firm, Shepherd G. Pryor, IV Management Consulting, since 1991, and has provided services to boards of directors through Board Resources, a division of TeamWork Technologies, since 2002. He has served as a member of the board of directors since 2008 of Ulteig Engineers, Inc., Chairman of its compensation committee since 2008 and Chairman of the Board since 2011. In the past, Mr. Pryor served as lead director on the board of Archibald Candy Corporation, a manufacturer and retailer, from 2002 until 2006, and on the board of HCI Direct, Inc. from 2002 until its sale in 2007. Mr. Pryor also served on the board of directors of Petrolane, Inc., a propane distributor and retailer from 1992, until its sale to Amerigas in 1995. Mr. Pryor was employed in the banking industry from 1971 to 1991, including at The First National Bank of Chicago from 1971 to 1977, and as SVP-Deputy Group Head for Corporate Banking at Wells Fargo Bank, N.A. from 1977 to 1991. Mr. Pryor is a member of the National Association of Corporate Directors ("NACD"), designated as a Board Leadership Fellow, and a former NASD arbitrator. Mr. Pryor is a founding board member and former president of the Music Arts School in Highland Park, Illinois and a senior founding member of Resurrection Home Health Foundation. In addition, Mr. Pryor is a visiting professor at Keller Graduate School of Management.

        Jennifer W. Steans has served as a director of the Company since September 2008. Ms. Steans is the President of FIC. From 1989 through 1992, Ms. Steans served as a consultant for the management consulting arm of Deloitte & Touche. Ms. Steans then served as Treasurer of Prime Graphics, Inc., until founding FIC in 1994. Ms. Steans is the current Chairman of USAmeriBancorp, Inc., a privately held Tampa Bay area middle-market bank, and Mortgage Contracting Services, LLC. Her other current business affiliations include service as a director of Boulevard Healthcare, LLC and ProVest Holdings, LLC. In addition, she serves as an advisory board member of Resource Land Fund III, LP, Carlyle Asia Growth Partners III, LP, Laramar Multi-Family Value Fund and Siena Capital Partners. Ms. Steans' affiliations with non-profit organizations include serving as trustee of The Chicago Foundation for Women, YWCA of Evanston/North Shore, Ravinia Festival, The Steans Family Foundation and Northwestern University. Ms. Steans received a B.S. from Davidson College and an M.M. from the Kellogg School of Management at Northwestern University. Ms. Steans is the daughter of Harrison I. Steans.

        Jeffrey W. Taylor has served as a director of the Company since its inception in 1997 and as our Vice Chairman since September 2008. Mr. Taylor has served as a member of the board of directors of the Bank (the "Bank Board") and as a consultant to the Bank from September 2008 through January 2010. Mr. Taylor also served as our Executive Managing Director, Market Development and New Ventures, from November 2006 until September 2008. Mr. Taylor served as our Chairman of the Board and Chief Executive Officer from our inception in 1997 to November 2006. Mr. Taylor also served in various roles from 1984 through 1997 at CTFG and the Bank. Mr. Taylor is Chairman of the Board of the North Shore Center for the Performing Arts Foundation. He is on the Law Board of the Northwestern University School of Law. He is also a member of the board of directors and Chairman of the audit committee of Chicago Freight Car Leasing Co. Mr. Taylor is a Principal Advisor at Sucsy Fisher & Company, a consultant to Franklin Capital Network and a Business Development Executive for Rose Paving Co. in Bridgeview, Illinois. Mr. Taylor is the brother of Bruce W. Taylor.

        Richard W. Tinberg has served as a director of the Company since its inception in 1997. In November 2012, Mr. Tinberg was appointed to the Compensation Committee. He served as Chairman of our Audit and Risk Committee (including the prior joint committee for the Company and the Bank) from 1997 to November 2009, and also served as a member of the Compensation Committee from 1997 to March 2009. Mr. Tinberg was formerly a director of CTFG from 1995 until February 1997. Since 1985, Mr. Tinberg has been the President and Chief Executive Officer of The Bradford Exchange, a group of organizations engaged in the development and marketing of collectibles, gifts, jewelry, direct to consumer checks, and home decor items. Mr. Tinberg also has been the President and Chief Executive Officer of Hammacher Schlemmer & Company, which specializes in the marketing of innovative products and gifts, since 1982. Mr. Tinberg earned a BS from Colorado State University and an MBA with distinction from the Kellogg School of Management at Northwestern University.

Our Board recommends that you vote "FOR" each of the named director nominees. Proxies properly signed and returned will be voted "FOR" each of the director nominees unless stockholders specify otherwise.

Board Leadership Structure

        Since March 2010, the role of our Chief Executive Officer has been separate from the role of our Chairman. Mr. Hoppe currently serves as our Chief Executive Officer and President, and Mr. Bruce Taylor currently serves as our executive Chairman. We believe this is the most appropriate structure for our Board at this time. The Chairman provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the Board agendas with Board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the Board and presides at meetings of the Board. With the Chairman's assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our Board experiences enhanced involvement and offers a broader range of perspectives as a result of this structure, from which we benefit.

Risk Oversight

        Management is responsible for assessing and managing the risks faced by the Company, and the Board is responsible for overseeing management in this effort. Throughout the year, management, including our Chief Executive Officer, discusses with the Board various regulatory, strategic, operational, credit, market, liquidity, reputational and legal risks faced by the Company. In addition, the Board has allocated certain responsibilities related to oversight of financial risk (such as internal controls regarding finance and accounting compliance) and oversight of overall risk management to the Audit and Risk Committee and certain oversight responsibilities related to compensation policies to the Compensation Committee.

        The Board, its Corporate Governance and Nominating Committee and management are in the process of considering possible changes to the Company's enterprise-wide risk management framework, which could result in part in the formation by the Board of a stand-alone enterprise risk committee of the Board. It is expected that the primary purpose of such a committee of the Board, if established, would be to assist the Board in fulfilling its responsibilities for oversight of the Company's enterprise-wide risk management, including the risk management oversight responsibilities currently allocated to the Audit and Risk Committee.

Board Committees

        Our Board has established three standing committees: an Audit and Risk Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a written charter, copies of which are available on our website at

www.taylorcapitalgroup.com under the caption "Governance Documents," or to any person without charge, upon written request. Requests for copies of these documents should be made in writing to Taylor Capital Group, Inc., Attention: Office of the Corporate Secretary, 9550 West Higgins Road, Rosemont, Illinois 60018.

        The Audit and Risk Committee.    The Audit and Risk Committee of our Board consists of Messrs. Pryor (Chairperson), Emanuel and Hammock. The Audit and Risk Committee's primary duties and responsibilities include: (1) the appointment, compensation and oversight of our independent registered public accounting firm; (2) monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (3) monitoring the independence and performance of our independent registered public accounting firm and internal audit department; (4) acting as an oversight committee on audit, control and risk-management matters; (5) assisting the Board in the coordination of risk oversight activities between the Board and its standing committees; (6) providing an avenue of communication among the internal audit department, independent registered public accounting firm, management and the Board; (7) encouraging management to take an efficient, effective and timely approach toward resolving matters that require attention as determined by the Audit and Risk Committee; and (8) maintaining minutes of meetings, reporting the substance of the meetings and making appropriate recommendations to the Board as necessary. As noted above, the Board, its Corporate Governance and Nominating Committee and management are in the process of considering possible changes to the Company's enterprise-wide risk management framework, which could result in part in the formation by the Board of a stand-alone enterprise risk committee of the Board. It is expected that the primary purpose of such a committee of the Board, if established, would be to assist the Board in fulfilling its responsibilities for oversight of the Company's enterprise-wide risk management, including the risk management oversight responsibilities currently allocated to the Audit and Risk Committee. The Audit and Risk Committee met 12 times during 2012.

        Our Board has determined, in its business judgment, that all of the members of the Audit and Risk Committee meet the independence standards for audit committee members, as set forth in the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on The Nasdaq Global Select Market. Our Board has designated each of Mr. Pryor and Mr. Hammock as an "audit committee financial expert," as that term is defined in the rules of the Securities and Exchange Commission (the "SEC") adopted pursuant to the Sarbanes-Oxley Act of 2002.

        The Compensation Committee.    The Compensation Committee of our Board presently consists of Mr. Hammock (Chairperson), Mr. Bliwas, Ms. O'Sullivan and Mr. Tinberg. For most of 2012, the Compensation Committee consisted of Mr. Pearl (Chairperson), Mr. Hammock and Ms. O'Sullivan. As discussed above, Mr. Pearl resigned from the Board effective as of the end of the Board's regular meeting in November 2012. At that time, the Board appointed Mr. Hammock as Chairperson of the committee and appointed Mr. Tinberg as a new member of the committee. In addition, the Board subsequently appointed Mr. Bliwas to join the committee at the Board's regular meeting in February 2013. The Compensation Committee's primary responsibilities include: (1) approving the compensation of our directors, executive officers and key employees; and (2) overseeing the administration of our employee benefit plans. The Compensation Committee met 7 times during 2012.

        Our Board has determined, in its business judgment, that all of the members of the Compensation Committee meet the independence standards for compensation committee members applicable to companies whose securities are listed on The Nasdaq Global Select Market, as well as satisfy the requirements of a "non-employee director" under Rule 16b-3 of the Exchange Act, and of an "outside" director under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee of our Board presently consists of Mr. Moskow (Chairperson), Mr. Bliwas and Mr. Emanuel. In addition, Mr. Pearl served as a member of this committee during 2012 until his resignation from the

Board in November 2012 as discussed above. The Corporate Governance and Nominating Committee's primary responsibilities are to: (1) assist the Board in identifying persons qualified to become Board members, consistent with the criteria established by the committee and approved by the Board; (2) assist the Board in identifying the directors who may serve on each of its committees; (3) coordinate the Board's evaluation of itself and management; and (4) develop and recommend to the Board corporate governance guidelines. The Corporate Governance and Nominating Committee met 4 times during 2012.

        Our Board has determined, in its business judgment, that all of the members of the Corporate Governance and Nominating Committee meet the independence standards for corporate governance and nominating committee members applicable to companies whose securities are listed on The Nasdaq Global Select Market.

Director Nominations

        In nominating directors, our Corporate Governance and Nominating Committee and our Board consider a variety of factors, including certain minimum qualifications for first time nominees for membership on our Board. The qualifications include: (1) demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership or executive role (e.g., executive officer, managing partner, managing director, etc.) in a recognized business organization; (2) financial literacy or other professional or business experience relevant to an understanding of the Company, the Bank and our business; and (3) demonstrated ability to think and act independently as well as the ability to work constructively in a collegial environment. In addition, as part of its ongoing duties, the committee considers the current composition of our Board in light of the communities and businesses served by us and the interplay of the candidate's areas of experience with the experience of the other Board members, as well as such other factors as the committee deems appropriate. Suitable director candidates will be expected to possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of our stockholders.

        Although we do not have a formal diversity policy with respect to the composition of our Board, the Corporate Governance and Nominating Committee believes that the Company's best interests are served by maintaining a diverse Board with members who can provide insight into current business conditions, opportunities and risks. Our Corporate Governance and Nominating Committee believes that each nominee has valuable experience, qualifications and skills that, taken together, provide us with the diversity and depth of knowledge necessary to provide effective oversight of the Company. As reflected in the preceding biographies, the nominees have extensive experience in a variety of fields, including banking and financial services (Mr. Bruce Taylor, Mr. Hoppe, Mr. Steans, Mr. Hammock, Mr. Moskow, Ms. Steans and Mr. Jeffrey Taylor), investment funds (Mr. Daniels), marketing/advertising (Mr. Bliwas), retail sales (Mr. Emanuel and Mr. Tinberg), manufacturing (Ms. O'Sullivan), consulting, banking and financial services (Mr. Pryor) and real estate management and development (Mr. Higginbottom), each of which the Corporate Governance and Nominating Committee believes provides valuable knowledge about important elements of our business and customer base.

        In addition, the Corporate Governance and Nominating Committee believes that, as reflected in the preceding biographies, the nominees have each demonstrated significant business leadership skills as a chief executive officer or president (Mr. Bruce Taylor, Mr. Hoppe, Mr. Bliwas, Mr. Emanuel, Mr. Higginbottom, Mr. Moskow, Ms. O'Sullivan, Mr. Jeffrey Taylor and Mr. Tinberg), as a chairman of a financial institution (Mr. Bruce Taylor, Mr. Steans and Ms. Steans), as a chief operating officer of a financial institution (Mr. Hammock), as a founding principal of an investment fund (Mr. Daniels), as a founder of a management consulting firm (Mr. Pryor), as a founder of a real estate management and development corporation (Mr. Higginbottom) or as an executive and management consultant (Ms. Steans). The Corporate Governance and Nominating Committee believes that these skills and experiences qualify each nominee to serve as a member of our Board.

        Our Corporate Governance and Nominating Committee will consider director nominations from any reasonable source, including stockholder recommendations tendered in accordance with our By-laws, in the manner described above. The Corporate Governance and Nominating Committee also has the authority to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been engaged to date and, accordingly, no fees have been paid to consultants or search firms for that purpose. Stockholders who wish to nominate an individual for election as a director at an annual meeting of the stockholders must comply with Section 2.9 of our By-laws regarding stockholder nominations, including, but not limited to, providing timely notice of such nominations as described in greater detail below under "Stockholder Proposals."

Attendance at Meetings

        During 2012, our Board held 15 meetings. Each member attended at least 75% of the meetings of the Board and committees on which he or she served during his or her term of office. Directors are expected to attend the Annual Meeting, absent unusual circumstances. Last year's Annual Meeting of Stockholders was attended by all of our directors.

Meetings of Independent Directors

        The Board's "independent directors" (as that term is defined under the standards set forth in the corporate governance listing requirements applicable to companies whose securities are listed on The Nasdaq Global Select Market) meet in executive session, without management present, at least twice a year. The lead director at these executive sessions is Mr. Moskow, the Chairperson of the Board's Corporate Governance and Nominating Committee. The Board met in executive session 4 times in 2012.

Code of Ethics

        The Board has adopted a Code of Conduct for the Company that includes provisions that constitute a code of ethics. The Code of Conduct applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In addition, our Board has adopted a Code of Conduct for Directors that includes provisions that constitute a code of ethics for our directors. The Code of Conduct and the Code of Conduct for Directors are each available on our website at www.taylorcapitalgroup.com under the caption "Governance Documents." We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendments to or waivers from our Code of Conduct by posting such information to our website. We also will furnish copies of the Code of Conduct and the Code of Conduct for Directors to any person without charge, upon written request. Requests for copies of these documents should be made in writing to Taylor Capital Group, Inc., Attention: Office of the Corporate Secretary, 9550 West Higgins Road, Rosemont, Illinois 60018.

DIRECTOR COMPENSATION

        During 2012, each of our non-employee directors received an annual retainer of $20,000 and an attendance fee of $1,000 for each Board or committee meeting attended and $1,000 for each each meeting attended relating to Bank Board committees or groups. The Chairman of the Audit and Risk Committee received an additional annual fee of $10,000, the Chairman of the Compensation Committee received an additional annual fee of $7,500, and the Chairman of the Corporate Governance and Nominating Committee received an additional annual fee of $5,000 for serving in such role, as well as an annual fee of $5,000 for serving as the lead director at meetings of our independent directors. In addition, all directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. All director fees for 2012 were paid in cash.

        Each non-employee director also currently is eligible to receive an equity award, at the discretion of the Compensation Committee of our Board, under our 2011 Long-Term Incentive Plan. No equity awards were granted to our non-employee directors in 2012. Other than with respect to reimbursement of expenses, directors who are our employees or officers do not receive additional compensation for their service as a director.

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ronald L. Bliwas	39,000	—	—	—	—	—	39,000
C. Bryan Daniels	47,500	—	—	—	—	—	47,500
Ronald Emanuel	53,000	—	—	—	—	—	53,000
M. Hill Hammock	61,000	—	—	—	—	—	61,000
Elzie L. Higginbottom	35,000	—	—	—	—	—	35,000
Michael H. Moskow	51,000	—	—	—	—	—	51,000
Louise O'Sullivan	39,000	—	—	—	—	—	39,000
Melvin E. Pearl(2)	55,500	—	—	—	—	—	55,500
Shepherd G. Pryor, IV	59,000	—	—	—	—	—	59,000
Harrison I. Steans	40,000	—	—	—	—	—	40,000
Jennifer W. Steans	40,000	—	—	—	—	—	40,000
Jeffrey W. Taylor	36,000	—	—	—	—	—	36,000
Richard W. Tinberg	36,000	—	—	—	—	—	36,000

(1)
Each of the individuals named in this table serves on both the Board and the Bank Board (which have identical membership), and the amounts provided for each individual include all fees paid for service as a director of both the Company and the Bank.

(2)
As discussed above under Proposal 1: Election of Directors, Mr. Pearl resigned from the Board in November 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file reports about their beneficial ownership of our common stock. Specific due dates for these reports have been established and we are required to disclose in this proxy statement any filings made after these due dates during 2012. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during 2012, we believe that, during 2012, all of the filing requirements under Section 16(a) of the Exchange Act were timely satisfied except for: Mr. Conte, who had two late filings relating to three transactions; Mr. Lynch, who had one late filing relating to one transaction; Mr. Morton, who had one late filing relating to two transactions; and Mr. Jeffrey W. Taylor, who had one late filing relating to two transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

        The following table sets forth information regarding beneficial ownership of our common stock as of April 12, 2013, by: (1) each stockholder known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock; (2) each of our executive officers named in the Summary Compensation Table below; (3) each of our directors; and (4) all directors and executive officers as a group. The information presented in the table is based upon the most recent filings with the SEC by such persons or upon information otherwise provided by such persons to us prior to April 12, 2013.

        Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power as well as any shares that such person has the right to acquire on or before June 11, 2013 (60 days after April 12, 2013), through the exercise of options or other rights. Except as otherwise indicated, we believe that the beneficial owners of stock listed below have sole investment and voting power with respect to the shares described.

        The applicable percentage ownership for each person listed below is based upon 29,088,040 shares of common stock outstanding as of April 12, 2013. Shares of common stock subject to options or other securities currently exercisable or exercisable on or before June 11, 2013, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options or other securities, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

        Unless otherwise noted, the address for each holder of five percent or more of any of the stock listed in the following table is: c/o Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018.

Names of Beneficial Owners	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock (%)	Number of Common Shares Underlying Options Included in Shares Beneficially Owned	Number of Common Shares Underlying Outstanding Warrants Included in Shares Beneficially Owned
Bruce W. Taylor(1)	4,290,573	14.7	20,000	—
Jeffrey W. Taylor(2)	4,042,037	13.9	20,000	—
Harrison I. Steans(3)	2,261,077	7.8	—	67,818
Jennifer W. Steans(4)	1,891,334	6.4	—	525,116
C. Bryan Daniels(5)	1,161,080	4.0	—	90,002
Mark A. Hoppe(6)	421,622	1.4	50,000	—
M. Hill Hammock(7)	294,173	1.0	—	—
Michael H. Moskow(8)	240,893	*	150,000	—
Michael D. Sharkey(9)	232,949	*	—	—
Ronald Emanuel(10)	153,231	*	7,260	—
Randall T. Conte(11)	121,814	*	19,125	—
William A. Newman(12)	102,826	*	26,250	—
Richard W. Tinberg(13)	99,109	*	4,840	—
Elzie L. Higginbottom	26,911	*	2,421	—
Ronald L. Bliwas(14)	24,452	*	4,840	—
Shepherd G. Pryor, IV	8,687	*	4,840	—
Louise O'Sullivan	6,787	*	3,340	—
All directors and executive officers as a group (21 persons)	11,865,542	39.4	312,916	682,936
Five percent stockholders:
Cindy Taylor Robinson(15)	4,124,612	14.2	—	—
Taylor Voting Trust U/A/D 11/30/98(16)	3,962,172	13.6	—	—
James P. Kastenholz(4)	1,891,334	6.4	—	525,116
Leonard A. Gail(17)	1,810,388	6.1	—	522,589
Robin M. Steans(17)	1,810,388	6.1	—	522,589
Leo A. Smith(18)	1,763,703	6.0	—	522,589
Heather A. Steans(18)	1,763,703	6.0	—	522,589

(1)
Includes: (i) 197,293 shares of common stock that are held in the Bruce W. Taylor Revocable Trust under agreement dated April 10, 1984; (ii) 16,253 shares of common stock held in an IRA account;

  (iii) 3,962,172 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (iv) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees; (v) original grants for an aggregate of 21,135 shares of restricted stock of which 16,287 remain unvested; and (vi) 34,000 shares of common stock that are owned by Bruce W. Taylor and Barbara Taylor as joint tenants.

(2)
Includes: (i) 3,962,172 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (ii) 22,830 shares of common stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor serve as co-trustees; (iii) 18,440 shares of common stock that are held in the Taylor Annual Gift Trust for Lisa Rebecca U/A/D/ 7/10/83 of which Jeffrey W. Taylor and Cindy Taylor Robinson serve as co-trustees: (iv) 16,151 shares of common stock held in an IRA account of Jeffrey W. Taylor; and (v) 2,444 shares of restricted stock of which 1,222 shares remain unvested.

(3)
Includes: (i) 2,188,371 shares of common stock owned by Harrison I. Steans as trustee of the Harrison I. Steans Self-Declaration of Revocable Trust (2,192,037 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) an original grant for an aggregate of 4,888 shares of restricted stock of which 1,222 shares remain unvested; and (iii) 67,818 shares of common stock issuable upon the exercise of certain warrants. The business address of Mr. Steans is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(4)
Detail with respect to the holdings reported is as follows:

•
1,366,218 shares of common stock held as follows: (i) 43,642 shares of common stock beneficially owned by James P. Kastenholz (the spouse of Jennifer W. Steans) as a trustee of the Jennifer Steans 1999 Descendants Trust (43,642 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) 89,078 shares of common stock beneficially owned by Mr. Kastenholz individually (89,078 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iii) 393,897 shares of common stock held by PCB Limited Partnership, of which Ms. Steans is one of three general partners (393,897 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iv) 26,034 shares of common stock beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 356,863 shares of common stock beneficially owned by Ms. Steans individually (360,529 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (vi) 188,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares (188,000 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (vii) 263,816 shares of common stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees (65,716 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (viii) an original grant for an aggregate of 4,888 shares of restricted stock of which 1,222 shares remain unvested which are beneficially owned by Ms. Steans individually. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), (vi) and (vii) hereof, and Mr. Kastenholz disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv), (v), (vi), (vii) and (viii) hereof.

•
Also comprised of 525,116 shares of common stock issuable upon exercise of certain warrants held as follows: (i) 480 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Kastenholz as a trustee of the Jennifer Steans 1999 Descendants Trust; (ii) 7,100 shares of common stock issuable pursuant to warrants owned by Ms. Steans individually; (iii) 2,375 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Kastenholz individually; (iv) 2,527 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz; (v) 12,634 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust; and (vi) 500,000 shares of common stock issuable upon exercise of a warrant held by FIC, over which Ms. Steans shares investing and voting power. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv), (v) and (vi) hereof, and Mr. Kastensholz disclaims beneficial ownership of the shares described in clauses (i), (ii), (iv), (v) and (vi) hereof.

  The business address of Ms. Steans and Mr. Kastenholz is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(5)
Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. each has shared voting and dispositive power with respect to 535,539 shares of common stock. Daniels & King Capital IV, L.L.C., Stephen V. King and C. Bryan Daniels each has shared voting and dispositive power with respect to 1,071,078 shares of common stock. Mr. King and Mr. Daniels are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. King, Mr. Daniels and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of stock owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. The 1,161,080 shares of common stock beneficially owned by Mr. Daniels include: (i) 535,539 shares of common stock held by Prairie Capital IV, L.P; (ii) 535,539 shares of common stock held by Prairie Capital IV QP, L.P; (iii) warrants to purchase 45,001 shares of common stock held by Prairie Capital IV, L.P.; and (iv) warrants to purchase 45,001 shares of common stock held by Prairie Capital IV QP, L.P. The address for Mr. Daniels is c/o Prairie Capital, 191 North Wacker Drive, Suite 800, Chicago, Illinois 60606.

(6)
Includes: (i) 147,499 shares of restricted stock of which 57,444 remain unvested; (ii) 141,449 shares of common stock held by Mark A. Hoppe and his spouse; (iii) 68,298 shares of common stock owned by the Mark A. Hoppe Individual Retirement Account; and (iv) 14,376 shares of common stock owned by Mr. Hoppe.

(7)
Includes: (i) 3,759 shares owned by the M. Hill Hammock Jr. Living Trust; (ii) 18,509 shares owned by the Cheryl W. Hammock Living Trust; (iii) 146,710 shares of common stock owned by the M. Hill Hammock Individual Retirement Account; (iv) 95,259 shares of common stock held by the Hammock Family Benefit Trust, a family trust of which Cheryl W. Hammock is trustee; (v) 944 shares of common stock held by M. Hill Hammock; (vi) 23,342 shares of common stock held by Chilanta Community Foundation, a family trust of which Mr. Hammock is the treasurer; and (vii) an original grant for an aggregate of 5,650 shares of restricted stock of which 1,412 shares remain unvested.

(8)
Includes: (i) an original grant for an aggregate of 4,888 shares of restricted stock of which 1,222 shares remain unvested; (ii) 71,183 shares of common stock that are held by the Michael H. Moskow Trust; (iii) 14,005 shares of common stock that are held by the Suzanne M.K. Moskow Marital Trust; and (iv) 817 shares of common stock owned by Michael H. Moskow.

(9)
Includes: (i) 78,300 shares of restricted stock of which 47,615 remain unvested; (ii) 57,825 shares of common stock that are held by the Michael D. Sharkey Revocable Trust; (iii) 57,824 shares of common stock that are held by the Susan D. Sharkey Revocable Trust; and (iv) 39,000 shares of common stock owned by Michael D. Sharkey.

(10)
Includes: (i) 135,691 shares owned by the Emanuel Family Partnership; and (ii) 10,280 shares of common stock owned by Ronald Emanuel.

(11)
Includes: (i) 61,082 shares of common stock owned by the Randall T. Conte Individual Retirement Account; and (ii) 41,607 shares of restricted stock of which 29,699 shares remain unvested.

(12)
Includes: (i) 13,735 shares of restricted stock of which 9,065 remain unvested; and (ii) 62,841 shares of common stock that are held by the William Newman Revocable Trust.

(13)
Includes: (i) 28,033 shares of common stock; and (ii) 66,236 shares of common stock owned by Tinberg Asset Management, LLC, of which Richard W. Tinberg is the beneficial owner.

(14)
Includes: (i) 600 shares owned by Ronald L. Bliwas under a trust agreement dated July 2001, for which Mr. Bliwas serves as trustee; and (ii) 19,012 shares of common stock owned by Ronald L. Bliwas.

(15)
Includes: (i) 3,962,172 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (ii) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees; (iii) 39,780 shares of common stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor serve as co-trustees; (iv) 18,440 shares of common stock that are held in the Taylor Annual Gift Trust for Lisa Rebecca U/A/D 7/10/83 of which Jeffrey W. Taylor and Cindy Taylor Robinson serve as co-trustees; and (v) 64,500 shares owned by Ms. Taylor Robinson.

(16)
Includes 3,962,172 shares of the common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees. The voting trust agreement with respect to the Taylor Trust provides the trustees with full discretion as to how to vote the shares of common stock held in trust under such agreement, either in person or by proxy, as they deem proper on all matters that may be submitted to stockholders. The voting trust agreement does not restrict the ability of the depositors of shares of common stock in the Taylor Trust from transferring such shares (subject to applicable restrictions under other agreements). The voting trust agreement may be terminated by a majority of the number of votes eligible to be cast by the trustees or the written consent of depositors holding two-thirds of all of the shares held in trust under the agreement.

(17)
Detail with respect to the holdings reported is as follows:

•
1,287,799 shares of common stock held as follows: (i) 43,642 shares of common stock beneficially owned by Leonard A. Gail as a trustee of the Robin Steans 1999 Descendants Trust (Robin M Steans is the spouse of Mr. Gail) (43,642 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) 393,897 shares of common stock held by PCB Limited Partnership, of which Ms. Steans is one of three general partners (393,897 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iii) 187,894 shares of common stock beneficially owned by Ms. Steans individually (187,894 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iv) 188,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares (188,000 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (v) 210,550 shares of common stock beneficially owned by Mr. Gail individually (210,550 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (vi) 263,816 shares of common stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees (65,716 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions). In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv) and (vi) hereof, and Ms. Steans disclaims ownership of the shares described in clauses (i), (ii), (iv), (v) and (vi) hereof.

  •
  522,589 shares of common stock issuable upon exercise of certain warrants held as follows: (i) 480 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Gail as a trustee of the Robin Steans 1999 Descendants Trust; (ii) 4,750 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans individually; (iii) 12,634 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust; (iv) 4,725 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Gail individually; and (v) 500,000 shares of common stock issuable upon exercise of a warrant held by FIC, over which Ms. Steans shares investing and voting power. In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii) and (v) hereof, and Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv) and (v) hereof.

  The business address of Ms. Steans and Mr. Gail is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(18)
Detail with respect to the holdings reported is as follows:

•
1,241,114 shares of common stock held as follows: (i) 43,642 shares of common stock beneficially owned by Leo A. Smith as a trustee of the Heather Steans 1999 Descendants Trust (Heather A. Steans is the spouse of Mr. Smith) (43,642 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) 393,897 shares of common stock held by PCB Limited Partnership, of which Ms. Steans is one of three general partners (393,897 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iii) 351,759 shares of common stock beneficially owned by Ms. Steans individually (351,759 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iv) 188,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares (188,000 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (v) 263,816 shares of common stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees (65,716 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions). In accordance with Rule 13d-4, Mr. Smith disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv) and (v) hereof, and Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iv) and (v) hereof.

•
522,589 shares of common stock issuable upon exercise of certain warrants held as follows: (i) 480 shares of common stock issuable pursuant to warrants beneficially owned by Mr. Smith as a trustee of the Heather Steans 1999 Descendants Trust; (ii) 9,475 shares of common stock issuable pursuant to warrants beneficially owned by Ms. Steans individually; (iii) 12,634 shares of common stock issuable pursuant to warrants held by the Steans 1996 Family Trust; and (iv) 500,000 shares of common stock issuable upon exercise of a warrant held by FIC, over which Ms. Steans shares investing and voting power. In accordance with Rule 13d-4, Mr. Smith disclaims the shares described in clauses (i), (ii), (iii) and (iv) hereof, and Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (iii) and (iv) hereof.

The business address of Ms. Steans and Mr. Smith is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

Beneficial Ownership of Series A Preferred

        In addition to the information reflected in the table above with respect to the beneficial ownership of our common stock, as of April 12, 2013, Jeffrey W. Taylor, director and Vice Chairman of the Company, beneficially owned a total of 10,000 shares of our Perpetual Non-Cumulative Preferred Stock, Series A (the "Series A Preferred"), including 7,000 shares held in the Jeffery W. Taylor Revocable Trust and 3,000 shares held in the Taylor Annual Gift Trust for Jeffrey Taylor. The 10,000 shares of Series A Preferred beneficially owned by Mr. Taylor represented 0.25% of the outstanding shares of the Series A Preferred. Directors and executive officers of the Company, as a group, beneficially own an aggregate 14,000 shares of Series A Preferred, representing 0.35% of the outstanding shares of Series A Preferred.

Beneficial Ownership of Nonvoting Preferred

        In addition to the information reflected in the table above with respect to the beneficial ownership of our common stock, as of April 12, 2013, C. Bryan Daniels, director of the Company, beneficially owned a total of 1,282,674 shares of our Nonvoting Convertible Preferred Stock (the "Nonvoting Preferred"). These shares of Nonvoting Preferred are held of record by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Mr. Daniels and Stephen V. King are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. Daniels and Mr. King and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of the Nonvoting Preferred owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. The 1,282,674 shares of Nonvoting Preferred beneficially owned by Mr. Daniels represents 100.00% of the outstanding shares of the Nonvoting Preferred.

EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company are appointed each year at the organizational meeting of the Board, which follows the annual meeting of the stockholders, and at other Board meetings, as appropriate. Each of the executive officers has been employed by the Company in the position or positions indicated in the list and pertinent notes below.

        As of April 24, 2013, the executive officers of the Company were as follows:

Name	Age	Title	Executive Officer Since
Bruce W. Taylor	57	Chairman(1)	1997
Mark A. Hoppe	59	Chief Executive Officer and President(2)	2008
Randall T. Conte	52	Executive Vice President, Chief Financial Officer and Chief Operating Officer(3)	2008
Edward A. Dahlka, Jr.	69	Executive Vice President, Equipment Finance(4)	2012
John J. Lynch, Jr.	66	Executive Vice President, Commercial Real Estate Lending(5)	2008
Michael J. Morton	50	Executive Vice President, Credit(6)	2008
William A. Newman	48	Executive Vice President, Mortgage(7)	2009
Lawrence G. Ryan	54	Executive Vice President, Commercial Lending(8)	2008
Michael D. Sharkey	59	Executive Vice President, Asset-Based Lending(9)	2008

(1)
Mr. Taylor was appointed Chairman in November 2006.

(2)
Mr. Hoppe was appointed Chief Executive Officer in March 2010, and he has been President since February 2008.

(3)
Mr. Conte was appointed Chief Financial Officer in December 2008, and he has been Chief Operating Officer since October 2008.

(4)
Mr. Dahlka was appointed Executive Vice President of the Company in June 2012. Mr. Dahlka's title at the Bank is President, Cole Taylor Equipment Finance.

(5)
Mr. Lynch was appointed Executive Vice President of the Company in October 2008. Mr. Lynch's title at the Bank is Vice Chairman.

(6)
Mr. Morton was appointed Executive Vice President of the Company in March 2008. Mr. Morton's title at the Bank is Executive Vice President and Chief Credit Officer.

(7)
Mr. Newman was appointed Executive Vice President of the Company in December 2009. Mr. Newman's title at the Bank is President, Cole Taylor Mortgage.

(8)
Mr. Ryan was appointed Executive Vice President of the Company in March 2008. Mr. Ryan's title at the Bank is Executive Vice President and Chief Lending Officer.

(9)
Mr. Sharkey was appointed Executive Vice President of the Company in June 2008. Mr. Sharkey's title at the Bank is President, Cole Taylor Business Capital.

 COMPENSATION DISCUSSION AND ANALYSIS

        In this discussion, we provide an overview and analysis of our compensation program, our compensation policies and philosophies, and the factors that we considered in making decisions regarding the compensation of our Chief Executive Officer, Chief Financial Officer and the three other persons serving as executive officers at the end of 2012 who were the most highly compensated executive officers of the Company in 2012 (whom we refer to in this discussion as "named executive officers" or "senior executive officers"). Following this discussion, you will find a series of compensation tables containing specific information about the compensation earned or paid for 2012 to our named executive officers who are listed below:

Name	Title
Mark A. Hoppe	Chief Executive Officer and President
Randall T. Conte	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Bruce W. Taylor	Chairman
William A. Newman	Executive Vice President, Mortgage
Michael D. Sharkey	Executive Vice President, Asset-Based Lending

        The following discussion is intended to help you understand the detailed information provided in the compensation tables appearing below and to put that information into context within the overall compensation program for our senior executive officers.

Overview

        The Company's results in 2012 were led by the outstanding performance of Cole Taylor Mortgage, which reinforced the value of our dual strategy of focusing on the fundamentals while continuing to diversify our revenue sources. Our achievements in 2012 included:

  •
  an increase in total revenue to $299.6 million for 2012, up $119.4 million, or 66%, as compared to 2011(1);

  •
  an increase in net interest margin on a tax-equivalent basis of nine basis points to 3.25% for 2012 from 3.16% for 2011;

  •
  an increase in mortgage banking revenue to $125.5 million, an increase of $105.1 million, or 516%, as compared to 2011; and

  •
  growth in commercial and industrial loans of $164.4 million, or 11.5%, as compared to 2011.

        In addition, our asset quality continued to improve in 2012 as compared to 2011, as evidenced by the following:

  •
  credit costs, which consist of provision for loan losses plus nonperforming asset expense, decreased by 73.4%;

  •
  our non-performing loans decreased by 42.3%; and

  •
  criticized and classified loans decreased by 27.9%.

(1)
Revenue is a non-GAAP financial measure calculated as net interest income plus non-interest income less gains and losses on investment securities and derivative termination fees. A reconciliation of revenue to income (loss) before income taxes, the most directly comparable GAAP financial measure, can be found on page 35 of the Company's Annual Report on Form 10-K, filed with the SEC on March 8, 2013.

Regulatory Environment

        From January 1, 2012 through June 19, 2012 (the "final TARP period"), we continued to be a participant in the U.S. Department of the Treasury's (the "Treasury") TARP Capital Purchase Program ("TARP"), and through that date remained subject to TARP's extensive restrictions on executive compensation. On June 19, 2012, the Treasury sold all of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred"), purchased under TARP to third parties in a public auction transaction. Under the TARP rules and regulations, the Treasury's sale of our stock was treated as a final repayment of the TARP assistance provided to us. As a consequence, beginning on June 20, 2012, the TARP executive compensation restrictions generally no longer applied to the Company on a prospective basis (except with respect to certain restricted stock awards). The most significant TARP restrictions applicable to the Company had been:

  •
  a prohibition on paying or accruing bonus, incentive compensation or retention awards for our five most highly compensated employees, other than certain awards of long-term restricted stock and certain commission income (we were permitted to make grants of long-term restricted stock provided, among other things, that the grants did not amount to more than one-third of the applicable employees' total compensation and were subject to certain vesting and transferability restrictions);

  •
  a prohibition on making any payments to our senior executive officers and our next five most highly compensated employees in connection with a change in control or for separation from the Company, other than compensation earned for services rendered or accrued benefits;

  •
  subjecting incentive compensation and retention payments made to our senior executive officers and the next 20 most highly compensated employees to repayment (clawback) if any such payments were based on materially inaccurate financial statements or performance metrics, and prohibiting the payment of tax gross-ups to any of these officers or employees; and

  •
  limiting our annual tax deduction for compensation earned by each of our senior executive officers to $500,000.

        The TARP rules and regulations also provide for the cancellation of TARP-compliant awards of long-term restricted stock to the extent the TARP funds are not fully repaid to the Treasury. Because the Treasury received only 89% of the aggregate liquidation preference of our Series B Preferred in its sale of the stock, for purposes of these rules and regulations the Company essentially "repaid" only 75% of its TARP obligation, based on 25% increments, even though the Treasury initiated the sale and elected to complete its sale at that price. Under the Treasury's rules for TARP-compliant restricted stock awards, no partial credit for the partial repayment of any portion of a 25% tranche of TARP assistance is permitted for determining the amount of stock that would be cancelled. Accordingly, 25% of all TARP-qualifying restricted stock then previously awarded to our named executive officers was cancelled and, as discussed below, 25% of the TARP qualifying restricted stock awarded to our named executive officers for their performance during the final TARP period was also forfeited.

        In addition to the foregoing limitations and restrictions, the TARP rules and regulations required the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by the Company, regardless of whether the individual employee(s) covered by the plan, program or arrangement was a named executive officer. The risk assessments were performed by the senior risk officers of the Company and the Compensation Committee. The senior risk officers and the Compensation Committee reviewed all compensation plans and arrangements to ensure that unreasonable or excessive risks were identified and mitigated. The intent of these risk assessments was to minimize the opportunity that any employee would be incentivized to take unacceptable risks or manipulate financial results in order to maximize his or her compensation under such plans and arrangements.

        Again, as a result of the Treasury's sale of our Series B Preferred on June 19, 2012 as discussed above, the foregoing TARP executive compensation restrictions generally ceased to apply to the Company beginning on June 20, 2012. However, because we were subject to the TARP compensation restrictions through June 19, 2012, the restrictions largely determined the amount and type of compensation the Company was permitted to pay to the named executive officers during the first half of 2012. The discussion that follows will describe the impact of these restrictions on the compensation paid to our named executive officers, and the specific decisions made by the Compensation Committee, both while we were subject to the TARP compensation restrictions, and after we exited TARP on June 19, 2012.

        Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness, the Federal Deposit Insurance Corporation (the "FDIC") has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or non-cash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution's overall financial condition.

        In the summer of 2010, the various financial institution regulatory agencies worked together to issue additional guidance, entitled Guidance on Sound Incentive Compensation Policies, that was in many respects intended to serve as a complement to the Safety and Soundness standards. As its title implies, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution's attention on balanced risk-taking incentives, compatibility with effective controls and risk management, and a focus on general principles of strong corporate governance.

        Also, once further risk assessment guidelines and procedures, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") are finalized by the financial institution regulatory agencies and the SEC, the Company expects that it will also be subject to those further guidelines and procedures. Initial proposed guidance regarding the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011. In large part, that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

        Finally, in addition to the foregoing, as a publicly-traded corporation, the Company is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company.

        The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. In this regard, the Compensation Committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into our compensation programs for named executive officers. In addition, the Compensation Committee continues to anticipate final guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

Prior Year's Say-on-Pay Vote

        Our stockholders overwhelmingly approved our 2011 executive compensation program at our 2012 Annual Meeting of Stockholders. Besides this approval, during the past year, we received no specific feedback from our stockholders concerning our executive compensation program. Approximately 99.3% of shares present and eligible to vote approved the non-binding, advisory resolution on executive compensation. The Compensation Committee considered this approval a reflection of our stockholders' favorable view of our compensation program. The Committee did not specifically rely on the results of the vote in making any compensation-related decisions during 2012.

Compensation Decisions

        Our outstanding performance in 2012, competitive and retention considerations, and our participation in TARP for the first part of 2012 and other regulatory considerations were reflected in our material compensation decisions regarding our named executive officers. Overall, these decisions reflected a balance in 2012 between retaining and motivating the named executive officers in light of their significant success in achieving strategic priorities, while complying with the TARP compensation restrictions which remained applicable through June 19, 2012. These decisions, which are discussed in more detail below, included:

  •
  In November 2012, retention awards consisting of a combination of restricted stock and cash were granted to certain senior executives including Messrs. Hoppe, Taylor, Conte and Sharkey. The purpose of the awards was to provide a significant retention incentive in an increasingly competitive market for highly performing executives in the banking marketplace in light of, among other things, the Company's continued strong performance and competitive considerations.

  •
  Our senior executive officers received market-competitive salary increases for 2013 reflective of the Company's strong performance in 2012.

  •
  Awards of TARP-compliant restricted stock were made to Messrs. Hoppe, Taylor, Conte and Sharkey for their performance during the final TARP period which ended on June 19, 2012. As discussed below under "Awards of TARP Compliant Restricted Stock," 25% of these awards were automatically cancelled.

  •
  Bonuses were earned by our named executive officers, with certain restrictions on payments to Messrs. Hoppe, Taylor, Conte and Sharkey for their performance during the final TARP period which ended on June 19, 2012.

  •
  Equity and cash awards were earned under our 2011 Long-Term Incentive Plan (the "LTIP") by our named executive officers, with certain restrictions on awards to Messrs Hoppe, Taylor, Conte and Sharkey for their performance during the final TARP period which ended on June 19, 2012.

  •
  In furtherance of good governance practices we: (1) maintained our expansive clawback policy; and (2) conducted annual risk assessments of our compensation programs during which the senior risk officers and the Compensation Committee reviewed all compensation plans and arrangements to ensure that excessive or unreasonable risks were identified and mitigated.

Compensation Philosophy

        The primary objectives of the Compensation Committee with respect to the Company's executive compensation program are to: (1) attract, motivate and retain individuals who will contribute to the Company's success; (2) align the interests of the Company's executives with the long-term interests of our stockholders; (3) motivate behavior to promote the Company's goal of good business practices and corporate interests; and (4) monitor and mitigate risk where appropriate. To achieve these objectives, the

Compensation Committee has designed and implemented an executive compensation program using the following criteria:

  •
  Compensation should be performance-based.  We have developed a compensation philosophy of providing market-competitive salaries and incentive awards that provide a total compensation package that increases if performance goals are achieved or exceeded and decreases if performance goals are not achieved.

  •
  Compensation should align the interests of the Company's executives with the interests of the Company's stockholders.  Our executive compensation program includes equity incentives in order to align executive officers' interests with those of the Company's stockholders. When appropriate, awards of restricted stock and stock options are designed to encourage and motivate executive officers to act as owners of the Company, and the Compensation Committee believes that such awards encourage executive officer and employee actions focused on the Company's long-term success.

  •
  Compensation should be competitive.  The Company's executive compensation program is designed to compensate executives at levels comparable to executives at similar companies with comparable performance and to allow us to attract and retain qualified and talented executives in an extremely competitive post-recession market for employment.

  •
  Compensation programs should employ features that mitigate the excessive or unreasonable risk associated with the specific elements of compensation, but do not diminish the program's effectiveness in motivating employees.  We believe it is important to reward employees for their efforts in producing and carrying out sustainable growth strategies and creating value for the Company's stockholders; therefore, we link our business strategy with our compensation program design, while also implementing internal controls designed to limit the risks attendant to the specific elements of compensation arrangements.

        The Compensation Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant's fees and all other terms of such engagement. Historically, the Compensation Committee has retained outside consultants to prepare a market analysis of our executive officers' compensation packages to help ensure that these compensation packages are reasonable and competitive relative to our peer group.

        Most recently, McLagan, an Aon Hewitt company, was engaged by the Compensation Committee to assist us by conducting a compensation program review during the third and fourth quarters of 2012. This review included comparing the levels of base salary, total cash compensation and total direct compensation that we provide to our executive officers against the corresponding compensation levels that peer group companies provide to their executive officers. The peer group we utilized for these purposes was recommended by McLagan and included the following financial institution holding companies:

1st Source Corporation	BancFirst Corporate
Brookline Bancorp Inc.	CapitalSource Inc.
CVB Financial Corporation	Dime Community Bancshares Inc.
Eagle Bancorp Inc.	First Busey Corporation
First Midwest Bancorp Inc.	FirstMerit Corporation
Flushing Financial Corporation	MB Financial Inc.
Old National Bancorp	PacWest Bancorp
Pinnacle Financial Partners	PrivateBancorp Inc.
Provident New York Bancorp	Western Alliance Bancorp
Westamerica Bancorp	Wintrust Financial Corporation

        The Compensation Committee has reviewed whether the work provided by McLagan raises a conflict of interest and has concluded that it does not believe McLagan has a conflict of interest with respect to the work performed for the Company or the Compensation Committee.

Elements of our Executive Compensation Program

        The compensation program for our named executive officers contains the following primary elements:

  •
  base salary;

  •
  short-term cash incentive compensation;

  •
  long-term incentive compensation;

  •
  retirement benefits; and

  •
  perquisites and other compensation.

        When setting the total direct compensation opportunities for named executive officers each year, we use data available to us through compensation surveys prepared by consultants and obtained from SEC filings, as well as general advice and counsel with respect to market practices. We also consider other relevant factors, including internal salary ranges and individual performance.

        In conducting our review and setting compensation levels, we consider the median salary paid for positions of similar responsibility by select local and national institutions that are similar to our size and engage in similar businesses, and operate in markets similar to ours. We believe that these are the institutions with whom we compete for top talent and with respect to whom we must remain competitive in our compensation strategies. We do not believe it is appropriate to establish compensation levels primarily based on benchmarking. However, it is our belief that information regarding pay practices at other comparable companies is useful in two respects. First, we recognize that our compensation practices must be aligned with the marketplace especially in light of the competitive nature of the Chicago market and our diversified national business model. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation opportunities available to our executives under our program.

        We generally review and consider the applicable compensation elements in the aggregate to assess each named executive officer's total direct compensation opportunity. Final decisions concerning compensation reflect a named executive officer's annual achievements, Company performance, and our views regarding a named executive officer's scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The Compensation Committee considers these factors collectively, along with recommendations from the Chief Executive Officer for his direct reports, and the Compensation Committee ultimately uses its judgment in making final decisions concerning compensation.

Base Salary

        We pay our named executive officers and other employees a base salary as part of a competitive compensation package. We typically consider salary levels as part of our annual compensation review process or in some cases upon a promotion. Base salary is set based upon the responsibilities of the executive officer taking into account competitive market compensation paid by other comparable companies for positions of similar responsibility. Median salary levels are targeted for each position. Our Chief Executive Officer makes recommendations concerning any proposed changes in the base salaries of his direct reports. The base salaries of our Chief Executive Officer and Chairman are established directly by the Compensation Committee, without either executive's involvement, and recommended to the Board for its approval. Annual base salary changes generally become effective April 1 except for certain mid-year promotions.

        In early 2013, the Compensation Committee determined the base salaries for our named executive officers for 2013. The base salaries for 2012 and 2013 are as follows:

Name	Position	2012 Base Salary	2013 Base Salary
Mark A. Hoppe	CEO and President	$675,000	$700,000
Randall T. Conte	EVP, CFO and COO	$400,000	$435,000
Bruce W. Taylor	Chairman	$451,315	$465,000
William A. Newman	EVP, Mortgage	$350,000	$400,000
Michael D. Sharkey	EVP, Asset-Based Lending	$425,000	$440,000

Awards of TARP-Compliant Restricted Stock

        Messrs. Hoppe, Taylor, Conte and Sharkey remained subject to the restrictions on executive compensation during the final TARP period that included a portion of 2012. As a result, we were permitted to grant Messrs. Hoppe, Taylor, Conte and Sharkey incentive compensation equal to no more than one-third of their total compensation during the final TARP period payable in TARP-compliant restricted stock. In February 2013, the Compensation Committee awarded Mr. Hoppe 9,863 restricted shares, Mr. Taylor 6,594 restricted shares, Mr. Conte 5,845 restricted shares and Mr. Sharkey 6,210 restricted shares.

        As a result of the Treasury's June 2012 sale of our Series B Preferred at a discount, we were required to cancel 25% of these final TARP period restricted stock awards, as well as 25% of all TARP-compliant restricted stock awards granted in years prior to 2012. The amounts shown above are net of all cancelled shares.

Short-Term Cash Incentive Compensation

        Our short-term incentive program (the "Success Program") is an incentive compensation tool we use to award annual performance-based cash compensation to employees. Target award levels under the Success Program are determined by the officer's grade level and represented as a percentage of base salary. Award levels for our Chief Executive Officer and Chairman are set forth in their respective employment agreements. Target award levels for our named executive officers are as follows: Mr. Hoppe 100%, Mr. Taylor 60%, Messrs. Conte, Newman and Sharkey 50%. These incentive goals are designed to maximize the performance of the Company, business units and individuals. However, actual awards under the Success Program are not subject to maximum limits because an award ceiling in certain circumstances could possibly inhibit maximum performance efforts.

        Under our Success Program, determination of each participant's actual award, if any, is based upon the achievement of a combination of Company, division and individual performance metrics and objectives.

  •
  Company Performance.  Annually, the Compensation Committee determines the Company performance metric(s) for the fiscal year, including the number of performance metrics and allocation or relative weighting among multiple metrics. The Compensation Committee established net income applicable to common ("NIAC") as the performance metric for fiscal year 2012. The performance targets and actual results are set forth below.

  •
  Division Performance.  Division performance metrics are based on achievement of a combination of qualitative and quantitative objectives during the performance period, which are specific to the division's goals and objectives.

  •
  Individual Performance.  Individual performance metrics are based on achievement of a combination of qualitative and quantitative objectives during the performance period, which are specific to the individual's responsibilities and position within the Company. Achievement of individual performance is determined pursuant to the participant's annual performance evaluation rating.

        The performance factors listed above are considered but are not solely determinative of the cash incentive awards. The Compensation Committee has discretion to modify any payouts (upwards or downwards) under the Success Program as appropriate to ensure plan objectives are met, taking into consideration a variety of Company-specific or market factors.

        Our Success Program awards are subject to a compensation recovery agreement (clawback) that requires repayment of the award if and to the extent it is based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate, regardless of whether or not a formal restatement of earnings is required and regardless of whether or not the Company or the executive is at fault.

        In order to give the Compensation Committee the ability to grant future bonus payments under the Success Program that are fully tax deductible, we have adopted the 2013 Success Plan, under which the Success Program operates. This will allow the Compensation Committee, when desired, to utilize awards that qualify as performance-based compensation under Code Section 162(m). The Success Plan is subject to stockholder approval at the Annual Meeting and is detailed more fully beginning at page 54.

        The principal Company performance goals for the Success Program in 2012 were based on achieving specified NIAC targets as set forth in the table immediately below.

Net Income Applicable to Common (NIAC) ($ in Thousands)
Minimum	14,350
Target	28,700
Outstanding	57,400

2012 Results	54,900

        In making the 2012 annual Success Program award determinations for our named executives, the Compensation Committee considered, among other factors, the following:

  •
  the Company's 2012 net income of $54.9 million, earnings per share of $1.79, and return on equity of 14.02%;

  •
  the continued significant improvement in asset quality;

  •
  the outstanding performance from Cole Taylor Mortgage;

  •
  production life to date over $7.0 billion;

  •
  mortgage loan servicing portfolio of $8.5 billion;

  •
  meaningful industry presence in wholesale originations;

  •
  increasingly flexible, efficient productive capacities;

  •
  on-demand key performance indicators and risk metrics; and

  •
  increasing diversity and balance in sources of revenue;

  •
  the Company's success in attaining strategic corporate objectives;

  •
  diversified business model, including the addition of Cole Taylor Equipment Finance;

  •
  increase in core deposits and fee revenue;

    •
    consistent growth in loans outstanding from Cole Taylor Business Capital;

    •
    expansion of Cole Taylor Commercial Banking into southeast Wisconsin;

  •
  compensation of executive officers in the peer group holding like positions; and

  •
  the Board's assessment of the performance of Messrs. Hoppe and Taylor and its consideration of Mr. Hoppe's recommendations based on his assessment of our other named executive officers' performance.

        The Board believes Mr. Hoppe's leadership has been a vital ingredient to the Company's 2012 success in achieving strategic priorities. His leadership has enabled the Company to successfully navigate the financial crisis with a strengthened balance sheet and capital structure and without compromising our risk management principles. Further, the Board believes Mr. Hoppe's leadership is critical to the Company's achievement of our long-term strategic goals. Upon consideration of Mr. Hoppe's performance, the Compensation Committee approved, and the Board ratified, an annual Success Program award of $675,000 for the performance period June 20, 2012 through December 31, 2012 (the "Bonus Eligible Period"). This award substantially exceeded the target award level for Mr. Hoppe, which reflected the significance that the Compensation Committee attributed to Mr. Hoppe's leadership and performance as described above.

        Upon consideration of Mr. Taylor's performance as Chairman of the Bank and the Company and his continuing contributions to our business development efforts, the Compensation Committee approved, and the Board ratified, an annual Success Program award of $164,843 for the Bonus Eligible Period.

        Upon consideration of Mr. Conte's performance as both Chief Financial Officer and Chief Operating Officer, and his significant involvement in the inception, development, growth and success of the mortgage lending business, the Compensation Committee approved an annual Success Program award of $490,000 for the Bonus Eligible Period. This award substantially exceeded the target award level for Mr. Conte, which reflected the significance that the Compensation Committee attributed to Mr. Conte's performance and contribution to the success of the mortgage lending business.

        Upon consideration of Mr. Newman's performance in leading the outstanding growth of our mortgage lending business, while at the same time successfully diversifying the business as highlighted above, the Compensation Committee approved an annual Success Program award of $2,012,500. This award substantially exceeded the target award level for Mr. Newman, which reflected the significance that the Compensation Committee attributed to Mr. Newman's performance and his leadership of the mortgage lending business.

        Upon consideration of Mr. Sharkey's performance in the continued growth of our asset-based lending business and his contributions as a critical member of the leadership team, the Compensation Committee approved an annual Success Program award of $224,188 for the Bonus Eligible Period.

Long-Term Incentive Compensation under the LTIP

        Our Board adopted the LTIP, approved by our stockholders in May 2011, for the purpose of providing share-based incentives which are intended to attract and retain officers, key employees and directors of the Company and its subsidiaries and align their interests with those of our stockholders. The adoption of the LTIP in 2011 increased the total number of shares of our common stock reserved for issuance to our eligible employees and directors by 1,200,000 shares, which allowed us to continue to grant awards at competitive levels, attract and retain highly-qualified personnel and manage our future growth.

        The LTIP is administered by the Compensation Committee. The Compensation Committee generally has the authority to delegate its duties to certain of its members, officers of the Company or its advisors. The Compensation Committee has the discretion to select award recipients and determine the terms and conditions of awards. The LTIP allows us to grant options (non-qualified and incentive stock options), stock appreciation rights ("SARs"), restricted stock, restricted stock units, and performance awards.

        Annual grants made under the LTIP are generally made late in the first quarter, effective on the date of approval by the Compensation Committee. In addition, grants may be made at any time during the year to facilitate negotiations with individuals who are being recruited to work at the Company and have significant retention packages in place with other employers. Any such grants are generally made on the date of hire. Grants may also be made to existing employees to encourage them to remain with the Company and to reward exceptional performance. Any such grants are recommended by the Chief Executive Officer for approval by the Compensation Committee. We do not coordinate the timing of equity award grants with the release of material non-public information.

2012 Long-Term Incentive Program (the "2012 LTIP Program")

        The Compensation Committee determined the terms and conditions of awards under the 2012 LTIP Program to be as follows:

  •
  awards for fiscal year 2012 would be a combination of 50% cash and 50% restricted stock;

  •
  cash and restricted stock would vest one-third immediately, one-third on the first anniversary of the grant and one-third on the second anniversary of the grant;

  •
  eligibility for participation would generally require a title of senior vice president or higher, which would include our named executive officers;

  •
  annual target award levels for our Chief Executive Officer and Chairman are set forth in their employment agreements at 100% of base salary;

  •
  annual target award levels for Messrs. Conte, Newman and Sharkey were 75% of base salary; and

  •
  the Company performance measure was to be NIAC.

        Although the above factors are considered when establishing the awards for 2012, they were not determinative. The Compensation Committee retains discretion to set the awards at what they believe are the appropriate levels to ensure plan objectives are met, taking into consideration a variety of Company-specific and market factors.

        Our 2012 LTIP Program awards are subject to a compensation recovery agreement (clawback) that requires repayment of the award if and to the extent it is based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate, regardless of whether or not a formal restatement of earnings is required and regardless of whether or not the Company or the executive is at fault. The Company anticipates modifying this policy when guidance is finalized under the Dodd-Frank Act with respect to clawback policies for public companies generally.

        As noted above and set forth in the table immediately below, the Company performance goal for the 2012 LTIP Program was based on achieving the following specified NIAC targets:

Net Income Applicable to Common (NIAC) ($ in Thousands)
Minimum	$14,350
Target	28,700
Outstanding	57,400

2012 Results	$54,900

Annual Awards

        In making the 2012 annual incentive compensation award determinations for our named executive officers, the Compensation Committee considered, among other things, the following:

  •
  the performance factors as listed and discussed under "Short-Term Cash Incentive Compensation" on page 31;

  •
  the compensation of executive officers in the peer group holding like positions; and

  •
  the Board's assessment of the performance of Messrs. Hoppe and Taylor and its consideration of Mr. Hoppe's recommendations based on his assessment of our other named executive officers' performance.

        In February 2013, the Compensation Committee awarded long-term incentive awards in a combination of 50% restricted stock and 50% cash to Mr. Hoppe of $632,812, including 18,492 shares; Mr. Taylor of $246,531, including 7,204 shares; Mr. Conte of $485,000 including 14,173 shares, Mr. Newman of $470,000 including 13,735 shares; and Mr. Sharkey of $308,921, including 9,028 shares. One-third of each award vested immediately upon grant, and one-third will vest in each of February 2014 and February 2015.

Retention Awards

        In November 2012, the Compensation Committee granted retention awards to certain key executives including Messrs. Hoppe, Taylor, Conte and Sharkey. The awards were made in restricted stock or a combination of restricted stock and cash. One-third of each award vested immediately upon grant, and one-third will vest in each of November 2013 and November 2014. Messrs. Hoppe, Taylor and Conte were granted awards of $775,000, $270,000 and $210,000, respectively, in each case consisting of 50% in restricted stock and 50% in cash. Mr. Sharkey was granted $280,000 in restricted stock. These awards were not subject to the TARP executive compensation restrictions because, as discussed in more detail above, those restrictions generally no longer applied to us following our exit from TARP on June 19, 2012, and were based upon continuing service from the recipient.

        In granting the retention awards, the Compensation Committee considered the need for continued leadership by these named executive officers as the Company returns to sustained profitability and executes its strategy to continue to grow and diversify. The retention awards were not intended as a substitute for or as additional annual incentive bonus and the portions of these awards vesting in 2013 and 2014 will be forfeited if prior to vesting the named executive officer receiving the retention award leaves the Company (except due to retirement). As part of its analysis, the Compensation Committee took into account that the composition and vesting schedule of these awards was consistent with that of long-term incentive awards under our LTIP. The Compensation Committee believes the incentives represented in these grants will help the Company retain its senior leadership team, compensate them competitively and align their interests with those of our stockholders. The Compensation Committee believes offering competitive compensation to help retain this leadership team intact is essential for the Company's continued long-term success in the current market for top talent.

Retirement and Other Benefits

        The Company offers a variety of retirement, health and welfare programs to eligible employees. The named executive officers generally are eligible for the same health and welfare benefit programs on the same basis as the rest of the Company's employees. The Company's health and welfare programs include medical, dental, vision, life insurance, disability insurance, accidental death and dismemberment insurance and flexible spending accounts.

        The Company also offers retirement programs that are intended to supplement the employees' personal savings and social security benefits, including a 401(k) and profit sharing plan and a non-qualified deferred compensation plan for certain employees. The purpose of each of these plans is to enable employees to adequately save for retirement.

  Taylor Capital Group, Inc. 401(k) and Profit Sharing Plan ("401(k) and Profit Sharing Plan")

        All eligible employees, including our named executive officers, may participate in our 401(k) and Profit Sharing Plan and are permitted to contribute up to the maximum percentage allowable not to exceed the limits of the Code. The Company makes a matching contribution to the plan equal to 100% of each participant's first 4% of compensation deferred.

        In March 2012, the Company made a profit sharing contribution to the plan in the amount of $250,000. Our named executive officers were eligible for participation in accordance with the plan's provisions. Amounts contributed on behalf of each named executive officer are included in the Summary Compensation Table on page 38.

  Taylor Capital Group, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan")

        In addition, the Company maintains the Deferred Compensation Plan for the Company's senior managers, including the named executive officers. An executive accumulates benefits under the plan based on his or her voluntary deferral elections and the Company's contributions. Company contributions may be formula-based or discretionary.

        Mr. Hoppe is the only named executive officer currently participating in the Deferred Compensation Plan. The Company has not made any contributions to the plan since 2007.

Perquisites and Other Compensation

        We provide perquisites to our named executive officers which the Compensation Committee believes are reasonable and within market practice. While there is a personal element, in the case of perquisites such as club memberships, these benefits are intended to be used by the named executive officers primarily with customers and business prospects for the benefit of the Company.

        The named executive officers are provided with the following perquisites as a supplement to their other compensation:

  •
  auto allowance or reimbursement;

  •
  club dues reimbursement;

  •
  reimbursement if they choose to utilize a professional financial planner; and

  •
  Mr. Taylor has a salary continuation benefit which is payable in 12 monthly installments to his spouse, family or estate following his death, the benefit of which is equal to the dollar amount of his then-current annual base salary, and will be funded from key man life insurance policies purchased by the Company in 2004.

        The above perquisites are included in the Summary Compensation Table on page 38.

Confidentiality and Non-Solicitation Agreements

        We have made and continue to make significant financial commitments and investments in our business units and people to support growth. To protect these investments our named executive officers and other officers enter into confidentiality and non-solicitation agreements with us in return for eligibility to receive incentive compensation. Under the agreements, individuals are obligated to safeguard and not disclose or misuse our confidential information and, for a period of six months to one year after termination of employment, not solicit our customers or employees or disparage the Company, its officers, directors or employees. Messrs. Hoppe and Taylor's employment agreements also contain similar protections for the Company.

Tax Considerations Evaluated in Making Compensation Decisions

        While the Company's executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis. Code Section 162(m) generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other named executive officers in any one year, subject to certain specified exceptions; however, because we were a participant in the TARP program through June 19, 2012, this limit was reduced to $500,000 earned during 2012. As noted below under "Employment Agreements With Our Named Executive Officers," Mr. Hoppe's and Mr. Taylor's employment agreements provide that in the event that any payment or benefit received or to be received by the executive under the agreement would be an "excess parachute payment," as defined in Code Section 280G, and subject to the federal excise tax imposed by Code Section 4999, then an additional "gross-up" payment will be made to the named executive in the event that the benefits payable to the named executive under the agreement become subject to the excise tax on excess parachute payments. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our stockholders.

Compensation Clawback Policy

        As noted above, we have implemented the TARP-required repayment (clawback) policy covering incentive compensation payments made to our 25 most highly compensated employees, including our named executive officers. Under that policy, these employees are obligated to forfeit and repay incentive compensation based on financial statements or metrics that are subsequently found to be materially inaccurate.

        Additionally, the Company's clawback policy continues to extend to all employees who receive bonus, stock-based or other compensation deemed to be incentive compensation. It is our intent that the policy applies as was previously required by TARP (even though we are no longer subject to the TARP compensation limitations). In general, incentive compensation based on financial statements or performance metrics which are restated or proven to have been materially inaccurate will be subject to forfeiture or repayment. There was no clawback or repayment of incentives during 2012. When final guidance is available with respect to the clawback requirements under the Dodd-Frank Act, the Company will review and likely revise the current clawback policy.

Stock-Based Compensation Plans

        The following table summarizes information, as of December 31, 2012, relating to stock-based compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of the Company's common stock may be granted from time to time:

	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Awards	Number of Shares Available for Future Grants Under Stock-Based Compensation Plans
Plans approved by stockholders	763,506	$16.64	1,504,254
Plans not approved by stockholders	—	—	—

Total	763,506	$16.64	1,504,254

SUMMARY COMPENSATION TABLE

        The following table sets forth the information concerning the compensation paid to or earned by the named executive officers for 2012, 2011 and 2010. In accordance with SEC rules, 2010 compensation is not presented for Messrs. Conte and Sharkey, and 2011 and 2010 compensation is not presented for Mr. Newman, because they were not named executive officers in those years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total Compensation ($)
Mark A. Hoppe	2012	667,308	804,167	721,881	—	—	—	36,647	2,230,003
Chief Executive Officer and	2011	650,000	—	100,000	—	—	—	18,175	768,175
President	2010	620,000	—	199,999	—	—	—	15,096	835,095
Randall T. Conte	2012	393,846	525,000	230,015	—	—	—	11,267	1,160,128
Executive Vice President,	2011	365,192	—	—	—	—	—	8,446	373,638
Chief Financial Officer and
Chief Operating Officer
Bruce W. Taylor	2012	445,974	209,843	135,000	—	—	—	62,571	853,388
Chairman	2011	433,957	—	—	—	—	—	37,640	471,597
	2010	433,957	—	—	—	—	—	58,254	492,211
William A. Newman	2012	337,692	2,012,500	—	—	—	—	11,336	2,361,528
Executive Vice President,
Mortgage
Michael D. Sharkey	2012	420,385	224,188	405,017	—	—	—	31,181	1,080,771
Executive Vice President,	2011	403,596	—	60,005	—	—	—	27,458	491,059
Asset-Based Lending

(1)
Amounts reflect base salary paid in the year, before any deferrals at the officer's election and including salary increases effective during the year, if any (salary increases typically become effective April 1 of the respective year).

(2)
Amount reflects cash bonuses under the 2012 Success Program and the vested cash portion of the November 2012 retention awards for Messrs. Hoppe, Conte and Taylor.

(3)
Amounts reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. The fair values of stock-based awards are estimated using the closing price of our stock on the grant date. Additional information about these values is included in Note 16 to our audited financial statements included in our 2012 Annual Report on Form 10-K.

(4)
Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 16 to our audited financial statements included in our 2012 Annual Report on Form 10-K.

(5)
The table below sets forth the elements of "All Other Compensation" provided in 2012 to our named executive officers:

Name	Perquisites and Other Personal Benefits ($)(a)	Insurance Premiums ($)	Company Contributions to Qualified Retirement Plans ($)	Total ($)
Mark A. Hoppe	25,311	—	11,336	36,647
Randall T. Conte	1,300	—	9,967	11,267
Bruce W. Taylor	46,235	5,000	11,336	62,571
William A. Newman	—	—	11,336	11,336
Michael D. Sharkey	20,085	—	11,096	31,181

(a)
The table below sets forth the elements of "Perquisites and Other Personal Benefits" provided in 2012 to our named executive officers:

Name	Personal Use of Staff ($)	Country Club Dues ($)	Medical Coverage	Total Perquisites and Other Personal Benefits ($)
Mark A. Hoppe	—	24,011	1,300	25,311
Randall T. Conte	—	—	1,300	1,300
Bruce W. Taylor	10,542	34,393	1,300	46,235
William A. Newman	—	—	—	—
Michael D. Sharkey	—	18,785	1,300	20,085

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information regarding each grant of a plan-based award made to a named executive officer in 2012.

(a)	(b)	(c)	(d)	(e)
Name	Type of Award	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Mark A. Hoppe	Restricted Stock	2/28/12	24,732	334,375
	Restricted Stock	11/2/12	21,060	387,504
Randall T. Conte	Restricted Stock	2/28/12	9,246	125,006
	Restricted Stock	11/2/12	5,707	105,009
Bruce W. Taylor	Restricted Stock	11/2/12	7,337	135,001
William A. Newman	—	—	—	—
Michael D. Sharkey	Restricted Stock	2/28/12	9,246	125,006
	Restricted Stock	11/2/12	15,218	280,011

(1)
Amounts in column (d) represent the issuance of discretionary restricted stock awards under our LTIP. For the awards granted on February 28, 2012, 50% vests on February 28, 2014, 25% vests on February 28, 2015 and 25% was forfeited on June 19, 2012 due to TARP restrictions. For the awards granted on November 2, 2012, 34% vested on November 2, 2012, 33% vests on November 2, 2013 and 33% vests on November 2, 2014.

(2)
Amounts in column (e) represent the full fair value of the restricted stock awards reported in column (d) as of the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information with respect to outstanding stock options and unvested stock awards held as of December 31, 2012 by the named executive officers. Vesting and other information relating to these awards set forth in the footnotes below the table generally is contingent on continued employment through the vesting date and is subject to acceleration of vesting in certain circumstances—see "Termination and Change in Control Scenarios." Market values for outstanding stock awards, which include 2012 grants and prior-year grants, are based on the closing market price of Company stock of $18.05 on December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark A. Hoppe	50,000	—	—	19.99	2/4/2016	4,156	(2)	75,016	—	—
	—	—	—	—	—	7,036	(3)	127,000	—	—
	—	—	—	—	—	18,549	(4)	334,809	—	—
	—	—	—	—	—	14,040	(5)	253,422	—	—
Randall T. Conte	12,750	12,750	—	6.23	11/5/2017	3,666	(6)	66,171	—	—
	—	—	—	—	—	6,935	(7)	125,177	—	—
	—	—	—	—	—	3,804	(8)	68,662	—	—
Bruce W. Taylor	20,000	—	—	20.00	3/19/2013	4,890	(9)	88,265	—	—
	20,000	—	—	26.08	3/17/2014	—		—	—	—
William A. Newman	17,500	17,500	—	8.75	2/11/2018				—	—
Michael D. Sharkey	—	—	—	—	—	8,474	(10)	152,956	—	—
	—	—	—	—	—	5,611	(11)	101,279	—	—
	—	—	—	—	—	4,222	(12)	76,207	—	—
	—	—	—	—	—	6,935	(13)	125,177	—	—
	—	—	—	—	—	10,144	(14)	183,099	—	—

(1)
Vest at a rate of 25% per year for the first four years of an eight-year term. Mr. Conte's options vest 25% on each of November 5, 2010, November 5 2011, April 25, 2013 and April 25, 2014. The year three and four vesting dates have been adjusted from the original vesting dates due to the TARP restrictions.

(2)
Reflects a grant of restricted stock of 16,625 shares on June 10, 2010, of which 50% vested on June 10, 2012, 25% vests on June 10, 2013 and 25% was forfeited on June 19, 2012 due to TARP restrictions.

(3)
Reflects a grant of restricted stock of 9,381 shares on February 28, 2011, of which 50% vests on February 28, 2013, 25% vests on February 28, 2014 and 25% was forfeited on June 19, 2012 due to TARP restrictions.

(4)
Reflects a grant of restricted stock of 24,732 shares on February 28, 2012, of which 50% vests on February 28, 2014, 25% vests on February 28, 2015 and 25% was forfeited on June 19, 2012 due to TARP restrictions.

(5)
Reflects a grant of restricted stock of 21,060 shares on November 2, 2012, of which 34% vested on November 2, 2012, 33% vests on November 2, 2013 and 33% vests on November 2, 2014.

(6)
Reflects a grant of restricted stock of 14,663 shares on November 6, 2008, of which 50% vested on November 6, 2011, 25% vested on November 6, 2012 and 25% vests on November 6, 2013.

(7)
Reflects a grant of restricted stock of 9,246 shares on February 28, 2012, of which 50% vests on February 28, 2015, 25% vests on February 28, 2016 and 25% was forfeited on June 19, 2012 due to TARP restrictions.

(8)
Reflects a grant of restricted stock of 5,707 shares on November 2, 2012, of which 34% vested on November 2, 2012, 33% vests on November 2, 2013 and 33% vests on November 2, 2014.

(9)
Reflects a grant of restricted stock of 7,337 shares on November 2, 2012, of which 34% vested on November 2, 2012, 33% vests on November 2, 2013 and 33% vests on November 2, 2014.

(10)
Reflects a grant of restricted stock of 33,898 shares on August 13, 2008, of which 50% vested on August 13, 2011, 25% vested on August 13, 2012 and 25% vests on August 13, 2013.

(11)
Reflects a grant of restricted stock of 7,481 shares on June 10, 2010, of which 50% vests on June 10, 2013, 25% vests on June 10, 2014 and 25% was forfeited on June 19, 2012 due to TARP restrictions.

(12)
Reflects a grant of restricted stock of 5,629 shares on February 28, 2011, of which 50% vests on February 28, 2014, 25% vests on February 28, 2015 and 25% was forfeited on June 19, 2012 due to TARP restrictions.

(13)
Reflects a grant of restricted stock of 9,246 shares on February 28, 2012, of which 50% vests on February 28, 2015, 25% vests on February 28, 2016 and 25% was forfeited on June 19, 2012 due to TARP restrictions.

(14)
Reflects a grant of restricted stock of 15,218 shares on November 2, 2012, of which 34% vested on November 2, 2012, 33% vests on November 2, 1013 and 33% vests on November 2, 2014.

OPTION EXERCISES AND STOCK VESTED IN LAST FISCAL YEAR

        The following table sets forth information for each of our named executive officers regarding vesting of restricted stock awards during the year ended December 31, 2012. None of our named executive officers exercised any stock options during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Hoppe	—	—	30,340	442,459	(1)
Randall T. Conte	—	—	5,568	103,551	(2)
Bruce W. Taylor	—	—	2,447	43,025	(3)
William A. Newman	—	—	—	—
Michael D. Sharkey	—	—	13,549	235,911	(4)

(1)
Represents three separate vestings: 15,007 shares of stock acquired on vesting multiplied by $12.75 per share, the market price of the Company's common stock on February 3, 2012, the last business day preceding the date of vesting (vesting of this award occurred on a non-business day), 8,313 shares of stock acquired on vesting multiplied by $14.67 per share, the market price of the Company's common stock on June 8, 2012, the last business day preceding the date of vesting (vesting of this award occurred on a non-business day), and 7,020 shares of stock acquired on vesting multiplied by $18.40 per share, the market price of the Company's common stock on November 2, 2012, the last business day preceding the date of vesting (vesting of this award occurred on a non-business day).

(2)
Represents two separate vestings: 1,903 shares of stock acquired on vesting multiplied by $18.40 per share, the market price of the Company's common stock on November 2, 2012, the last business day preceding the date of vesting (vesting of this award occurred on a non-business day) and 3,665 shares of stock acquired on vesting multiplied by $18.70 per share, the market price of the Company's common stock on November 6, 2012, the date of vesting.

(3)
Represents the number of shares of stock acquired on vesting multiplied by $18.40 per share, the market price of the Company's common stock on November 2, 2012, the last business day preceding the date of vesting (vesting of this award occurred on a non-business day).

(4)
Represents two separate vestings: 8,475 shares of stock acquired on vesting multiplied by $16.82 per share, the market price of the Company's common stock on August 13, 2012, the date of vesting, and 5,074 shares of stock acquired on vesting multiplied by $18.40 per share, the market price of the Company's common stock on November 2, 2012, the last business day preceding the date of vesting (vesting of this award occurred on a non-business day).

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark A. Hoppe	66,731	—	147	—	414,301
Randall T. Conte	—	—	—	—	—
Bruce W. Taylor	—	—	125,868	—	1,041,019
William A. Newman	—	—	—	—	—
Michael D. Sharkey	—	—	—	—	—

EMPLOYMENT AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

        Bruce W. Taylor serves as our Chairman and the Chairman of the Bank Board. We entered into an employment agreement with Mr. Taylor on September 4, 2008, which became effective on September 29, 2008. Under the employment agreement, Mr. Taylor's initial annual base salary was set at $525,200. This agreement was subsequently amended in March 2009 to set his salary at $433,957. The agreement provides that Mr. Taylor's base salary will be reviewed on an annual basis by the Compensation Committee, and may be increased, but not decreased (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Company, but not any reduction during the two-year period commencing upon a "change in control" of the Company (as defined in the employment agreement)), by the Compensation Committee in its sole discretion. Mr. Taylor is also eligible for a performance-based annual cash bonus to be determined in accordance with our annual incentive compensation program.

        Mr. Taylor is eligible to participate in our LTIP. Under the employment agreement, Mr. Taylor is also eligible to receive additional benefits and participate in other benefit plans, including our Deferred Compensation Plan, 401(k) and Profit Sharing Plan and health and welfare benefit plans, payment of club dues, automobile expenses and wealth management services.

        Mr. Taylor's employment agreement provides that in the event Mr. Taylor's employment is terminated due to his death or disability, the Company will pay to Mr. Taylor or his beneficiaries: (1) any accrued but unpaid base salary up to the date of termination; (2) any accrued but unpaid cash bonus with respect to the Company's fiscal year prior to the year in which the date of termination occurs; and (3) an amount equal to his prior year's bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365.

        Mr. Taylor's employment agreement provides that, in the event that Mr. Taylor's employment is terminated: (1) by the Company other than due to death, disability or "cause" (as defined in the employment agreement); or (2) by Mr. Taylor for "good reason" (as defined in the employment agreement), then the Company will pay to Mr. Taylor (a) any accrued but unpaid base salary and benefits up to the date of termination, (b) any accrued but unpaid cash bonus with respect to the Company's fiscal year prior to the year in which the date of termination occurs, (c) subject to his execution of a release of claims against the Company, an amount equal to his prior year's bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365, (d) subject to his execution of a release, an amount (payable in installments) equal to one and one-half times the sum of his base salary plus the average of (i) the bonus paid to Mr. Taylor for the year prior to the year in which the date of termination occurs and (ii) the greater of (A) the amount described in clause (i) above, and (B) Mr. Taylor's target bonus for the year in which the termination occurs, and (e) up to 18 months of Company-paid COBRA coverage.

        Mr. Taylor's employment agreement provides that Mr. Taylor will receive additional severance payments if his employment is terminated by the Company other than for cause or due to death or disability, or if his employment is terminated by him for good reason, during a "change in control period" (as defined in the employment agreement). In such circumstance, Mr. Taylor will be entitled to receive (in addition to the payments and benefits he would be entitled to receive pursuant to the preceding paragraph), subject to his provision of a release, an amount equal to one-half times the sum of: (1) his base salary on the effective date of the change in control or his base salary immediately prior to the date when the notice of termination was given (whichever rate is greater); and (2) the average of (a) his prior year's bonus, and (b) the greatest of (i) his prior year's bonus, (ii) his actual bonus for the year in which his termination occurs, or (iii) his bonus at target for the year in which his termination occurs. In such circumstance, Mr. Taylor will also be entitled to continuation of medical benefits for up to 36 months, and the vesting of his LTIP equity awards will be governed by the controlling plan documents. The employment agreement also contains provisions related to circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply; provided, however, that any such payment may not exceed $350,000.

        Mr. Taylor's employment agreement includes provisions with regard to non-solicitation of customers and employees of the Company (during the term of the employment agreement and for one year following the termination of Mr. Taylor's employment), and ownership of work product, non-disparagement and confidentiality.

        Mark A. Hoppe serves as our Chief Executive Officer and President, a member of our Board, Chief Executive Officer and President of the Bank and a member of the Bank Board. We entered into an employment agreement with Mr. Hoppe on January 30, 2008, which became effective on February 4, 2008. Under the employment agreement, Mr. Hoppe's initial annual base salary was set at $550,000. His base salary is reviewed on annual basis by the Compensation Committee, and may be increased, but not decreased (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Company, but not any reduction during the two-year period commencing upon a "change in control" of the Company (as defined in the employment agreement)), by the Compensation Committee in its sole discretion. Mr. Hoppe is also eligible for a performance-based annual cash bonus to be determined in accordance with our annual incentive compensation program.

        Mr. Hoppe's employment agreement further provides that Mr. Hoppe is eligible to participate in the LTIP. Mr. Hoppe's annual starting target for awards under the LTIP is approximately 100% of his base salary. Under the employment agreement, Mr. Hoppe is also eligible to receive additional benefits and participate in other benefit plans, including our Deferred Compensation Plan, 401(k) and Profit Sharing Plan and health and welfare benefit plans, payment of club dues, automobile expenses and wealth management services.

        Mr. Hoppe's employment agreement provides that in the event Mr. Hoppe's employment is terminated due to his death or disability, the Company will pay to Mr. Hoppe or his beneficiaries: (1) any accrued but unpaid base salary up to the date of termination; (2) any accrued but unpaid cash bonus with respect to the Company's fiscal year prior to the year in which the date of termination occurs; and (3) an amount equal to his prior year's bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365.

        Mr. Hoppe's employment agreement provides that, in the event that Mr. Hoppe's employment is terminated: (1) by the Company other than due to death, disability or "cause" (as defined in the employment agreement); (2) by the Company by sending notice not to renew the terms of his employment agreement without cause; or (3) by Mr. Hoppe for "good reason" (as defined in the employment agreement), then the Company will pay to Mr. Hoppe (a) any accrued but unpaid base salary and benefits up to the date of termination, (b) any accrued but unpaid cash bonus with respect to the Company's fiscal year prior to the year in which the date of termination occurs, (c) an amount equal to his prior year's bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365, (d) subject to his execution of a release of claims against the Company, an amount (payable in installments) equal to one and one-half times the sum of his base salary plus the average of (i) the bonus paid to Mr. Hoppe for the year prior to the year in which the date of termination occurs and (ii) the greater of (A) the amount described in clause (i) above, and (B) Mr. Hoppe's bonus at target for the year in which the termination occurs, (e) up to 18 months of Company-paid COBRA coverage, and (f) up to 18 months of outplacement assistance benefits not to exceed $40,000 per year.

        Mr. Hoppe's employment agreement provides that Mr. Hoppe will receive additional severance payments if his employment is terminated by the Company other than for cause or due to his death or disability, if the Company sends notice not to renew the terms of his employment agreement without cause or if his employment is terminated by him for good reason, during the "change in control period" (as defined in the employment agreement). In such circumstance, Mr. Hoppe will be entitled to receive (in addition to the payments and benefits he would be entitled to receive pursuant to the preceding paragraph), subject to his execution of a release, an amount equal to one and one-half times the sum of: (1) his base salary on the effective date of the change in control or his base salary immediately prior to the date when the notice of termination was given (whichever rate is greater); and (2) the average of (a) his prior year's bonus, and (b) the greatest of (i) his prior year's bonus, (ii) his actual bonus for the year in which his termination occurs, or (iii) his bonus at target for the year in which his termination occurs. In such circumstance, Mr. Hoppe will also be entitled to up to 24 months of outplacement assistance benefits not to exceed $40,000 per year, continuation of benefits for up to 36 months, and the immediate vesting of his LTIP benefits or any outstanding equity awards. The employment agreement also contains provisions related to circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply. Mr. Hoppe's employment agreement includes provisions with regard to non-solicitation of customers and employees of the Company (during the term of the employment agreement and for one year following the termination of Mr. Hoppe's employment), ownership of work product, non-disparagement and confidentiality.

        Randall T. Conte serves as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. We extended a written offer of employment to Mr. Conte on October 9, 2008 concerning the terms of his employment which provided that: (1) his initial annualized salary was set at $250,000 subject to review on an annual basis; (2) he is eligible to participate in the Company's Success Program and LTIP; (3) he is eligible to participate in the Company's Deferred Compensation Plan; and (4) he is eligible for reimbursement of certain automobile and club dues expenses.

        Mr. Conte is covered by our Taylor Capital Group, Inc. and Cole Taylor Bank Executive Severance Plan and the Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan (see "Severance Arrangements" below for details of these plans).

        William A. Newman serves as Executive Vice President the Company. His title at the Bank is President of Cole Taylor Mortgage. We extended a written offer of employment to Mr. Newman on November 30, 2009 concerning the terms of his employment which provided that: (1) his initial annualized salary was set at $280,000 subject to review on an annual basis; (2) he is eligible to participate in the Company's Success Program and LTIP; (3) he is eligible to participate in the Company's Deferred Compensation Plan; and (4) he is eligible for reimbursement of certain automobile and club dues expenses.

        Mr. Newman is covered by our Taylor Capital Group, Inc. and Cole Taylor Bank Executive Severance Plan and the Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan (see "Severance Arrangements" below for details of these plans).

        Michael D. Sharkey serves as Executive Vice President of the Company. His title at the Bank is President of Cole Taylor Business Capital. We extended a written offer of employment to Mr. Sharkey on June 16, 2008 concerning the terms of his employment which provides that: (1) his initial annualized salary was set at $375,000 subject to review on an annual basis; (2) he is eligible to participate in the Company's Success Program and LTIP; (3) he is eligible to participate in the Company's Deferred Compensation Plan; and (4) he is eligible for reimbursement of certain automobile and club dues expenses.

        Mr. Sharkey is covered by our Taylor Capital Group, Inc. and Cole Taylor Bank Executive Severance Plan and the Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan (see "Severance Arrangements" below for details of these plans).

Severance Arrangements

        Taylor Capital Group, Inc. and Cole Taylor Bank Executive Severance Plan (the "Executive Severance Plan")

        Senior officers, including our named executive officers (other than Messrs. Taylor and Hoppe, who are covered by individual employment agreements), are eligible for benefits under the Executive Severance Plan. The plan provides that upon termination of employment by the Company for reasons other than for cause and due to (1) elimination of the executive's position, (2) a reduction in force, (3) a facility closing or (4) an event designated by the Company as a reorganization, and subject to the executive's execution of a release of claims against the Company, the officer may be entitled to severance payments which may equal up to 12 months of base salary (plus an additional 4 weeks of base salary for officers age 50 or older). Participants may also receive medical benefits, outplacement assistance for a defined period of time following termination and financial planning assistance. The Executive Severance Plan does not provide for any excise tax gross-up payments.

        Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan (the "Change in Control Plan")

        Select senior officers, including our named executive officers (other than Messrs. Taylor and Hoppe, who are covered by individual employment agreements), are eligible for benefits under the Change in Control Plan. The Change in Control Plan is designed to mitigate the impact of change-in-control transactions on the performance of key officers and executives.

        Severance benefits are paid when within 12-24 months following a change in control a participant's employment is terminated: (1) involuntarily for any reason other than cause, death, disability or retirement; or (2) by the participant for good reason. Generally, a change in control means the acquisition of 50% or more of the total fair market value or voting power of the stock of the Company (except by the Taylor family, the Steans family or any group which either the Taylor family or the Steans family is a member), the change in a majority of the members of our Board under certain circumstances or the sale of more than 50% of the assets of the Company or the relevant subsidiary.

        Severance benefits include: (1) payment of up to 1.5 to 2 times the participant's annual compensation (base salary and bonus); (2) Company-paid COBRA continuation coverage; and (3) twelve months of outplacement assistance benefits.

        The Change in Control Plan does not provide for any excise tax gross-up payments; rather, the plan provides that severance payments will be reduced to the extent any portion of those payments would be non-deductible to the Company.

  Other Change in Control Considerations

        The LTIP provides that upon a change in control (as defined in the plan) all unvested stock options and restricted stock awards will immediately become vested.

Potential Payments upon Termination of Employment or Change in Control

        The table below reflects the amounts and benefits the named executive officers would have received had their employment been terminated or had a change in control event occurred on December 31, 2012. The table excludes: (1) amounts accrued through December 31, 2012 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts; (2) vested account balances under our 401(k) and Profit Sharing Plan; (3) vested account balances under our non-qualified deferred compensation plans, as described under "Non-qualified Deferred Compensation;" and (4) already vested equity awards.

Termination and Change in Control Scenarios

Executive Benefits and Payments upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Good Reason Termination or Involuntary Not for Cause Termination (Change in Control) ($)	Death ($)	Disability ($)
Mark A. Hoppe
Intrinsic Value of Unvested Long-Term Incentives(1)	—	—	—	1,048,580	1,048,580	1,048,580
Cash Severance(2)	—	1,518,750	—	3,037,500	—	—
Post-Employment Healthcare Benefits(2)	—	23,795	—	23,795	—	—
Outplacement Services(2)	—	60,000	—	80,000	—	—
Perquisites(2)	—	—	—	72,033	—	—
Tax Reimbursement Payment(3)	—	—	—	1,421,841	—	—
Total Benefits to Be Received	—	1,602,545	—	5,683,749	1,048,580	1,048,580
Randall T. Conte
Intrinsic Value of Unvested Long-Term Incentives(1)	—	—	—	480,715	480,715	480,715
Cash Severance(6)(7)	—	430,769	—	800,000	—	—
Post-Employment Healthcare Benefits(6)(7))	—	24,063	—	24,063	—	—
Outplacement Services(6)(7)	—	30,000	—	30,000	—	—
Financial Planning Assistance(7)	—	2,500	—	—	—	—
Total Benefits to Be Received	—	487,332	—	1,334,778	480,715	480,715
Bruce W. Taylor
Intrinsic Value of Unvested Long-Term Incentives(1)	—	—	—	178,265	178,265	178,265
Cash Severance(4)	—	879,450	—	1,172,600	465,000	—
Post-Employment Healthcare Benefits(4)	—	24,063	—	48,127	—	—
Tax Reimbursement Payment(5)	—	—	—	—	—	—
Total Benefits to Be Received	—	903,513	—	1,398,992	643,265	178,265
William A. Newman
Intrinsic Value of Unvested Long-Term Incentives(1)	—	—	—	162,750	162,750	162,750
Cash Severance(6)(7)	—	350,000	—	629,250	—	—
Post-Employment Healthcare Benefits(6)(7)	—	23,094	—	23,094	—	—
Outplacement Services(6)(7)	—	30,000	—	30,000	—	—
Financial Planning Assistance(7)	—	2,500	—	—	—	—
Total Benefits to Be Received	—	405,594	—	845,094	162,750	162,750
Michael D. Sharkey
Intrinsic Value of Unvested Long-Term Incentives(1)	—	—	—	485,762	485,762	485,762
Cash Severance(6)(7)	—	457,692	—	850,000	—	—
Post-Employment Healthcare Benefits(6)(7)	—	—	—	—	—	—
Outplacement Services(6)(7)	—	30,000	—	30,000	—	—
Financial Planning Assistance(7)	—	2,500	—	—	—	—
Total Benefits to Be Received	—	490,192	—	1,365,762	485,762	485,762

(1)
The terms of outstanding stock option, restricted stock, and cash long-term incentive awards provide that all unvested awards will vest in full in the event employment is terminated due to death or disability, or in the event employment is involuntarily terminated within 24 months following a change in control of the Company or in the event the employee terminates employment following a change in control for good reason. The value of the stock options is based on the excess, if any, of the closing market price of our common stock on December 31, 2012 ($18.05) and the option exercise price. The value of restricted stock is based on the $18.05 year-end stock price.

(2)
Represents the cash severance payments, post-employment healthcare benefits, perquisites and outplacement services payable to Mr. Hoppe pursuant to his employment agreement.

(3)
Per Mr. Hoppe's Employment Agreement dated effective February 4, 2008, in the event of a change in control of the Company, Mr. Hoppe is entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the federal, state and local income and excise tax imposed by Section 4999 of the Code.

(4)
Represents the total cash severance payments, post-employment healthcare benefits and death benefits payable to Mr. Taylor pursuant to his employment agreement.

(5)
Per Mr. Taylor's Employment Agreement dated effective September 29, 2008, in the event of a change in control of the Company, Mr. Taylor is entitled to receive a Gross-Up Payment in an amount equal to the federal, state and local income and excise tax imposed by Section 4999 of the Code, subject to certain limitations. It was not expected that Mr. Taylor would require a Gross-Up Payment in the event of a change in control on December 31, 2012.

(6)
Represents the approximate cost of cash severance payments, continued health benefits and outplacement services provided under the Change in Control Plan to Messrs. Conte, Newman and Sharkey in the event employment is terminated within two years after a change in control of the Company.

(7)
Represents the approximate cost of cash severance payments, continued health benefits, outplacement services and financial planning assistance provided under the Executive Severance Plan to Messrs. Conte, Newman and Sharkey in the event employment is terminated involuntarily and not for cause.

COMPENSATION COMMITTEE REPORT AND NARRATIVE AND
CERTIFICATION PURSUANT TO TARP

        The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Narrative and Certification Pursuant to TARP

        The Compensation Committee has reviewed and discussed with our senior risk officers certain risk-related aspects of the compensation plans in which our senior executive officers participate, as well as those employee compensation plans in which our senior executive officers do not participate. These reviews were undertaken in a manner reasonably believed by the Compensation Committee to be in accordance with the rules governing our participation in TARP and also with respect to the July 2010 Interagency Guidance on Sound Incentive Compensation Policies issued by the bank regulatory agencies. The following is a narrative description of such reviews.

        The Compensation Committee met with our senior risk officers once during 2012 to review and discuss risks and other matters associated with our plans. During this meeting, our senior risk officers presented detailed information gathered by them with respect to our plans. This information included a matrix identifying the potential risks that could arise under those plans, key elements mitigating those risks and an assessment of whether the plans encouraged unnecessary and excessive risk taking, earnings manipulation or behavior focused on short-term results rather than long-term value creation.

        As a result of these reviews, the Compensation Committee has determined that the Company's compensation programs and practices employ adequate features that balance appropriate risk taking with risk mitigation strategies. The primary factors resulting in these conclusions were:

  •
  compensation practices are intended to provide market-responsive, total direct compensation opportunities that include equity-based incentives that align employee interests with stockholders;

  •
  compensation is targeted at the median percentile paid by competitors for positions of similar responsibility, a strategy we believe is neither overly aggressive nor conservative;

  •
  incentive plans are reasonably designed to not incentivize risk-taking in excess of the risks inherent in the Company's business;

  •
  equity-based compensation is used to foster a long-term focus;

  •
  we have the combination of active management, Compensation Committee and Board oversight and culture, internal controls, systems and processes reasonably necessary for identifying, managing and mitigating risks; and

  •
  we ensure departmental segregation of the oversight function, including calculation and validation of payments.

        Based upon the foregoing, the Compensation Committee certifies that, with respect to the period that the Company was participating in TARP:

  (1)
  the Compensation Committee has reviewed with the Company's senior risk officers the senior executive officers compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

  (2)
  the Compensation Committee has reviewed with the Company's senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

  (3)
  the Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

        Submitted by the Compensation Committee of the Company's Board:

M. Hill Hammock, Chairperson
Ronald L. Bliwas
Louise O'Sullivan
Richard W. Tinberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During most of 2012, the members of the Compensation Committee were Melvin E. Pearl, M. Hill Hammock, and Louise O'Sullivan. In November 2012, Mr. Pearl resigned from the Board, and Mr. Richard W. Tinberg was appointed to the Compensation Committee to replace Mr. Pearl. In addition, the Board subsequently appointed Mr. Bliwas to join the committee at the Board's regular meeting in February 2013. None of these individuals was an officer or employee of the Company in 2012, and none of these individuals is a former officer or employee of the organization. In addition: (1) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on the Company's Compensation Committee; (2) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Company's Compensation Committee; and (3) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served as a director of the Company.

 PROPOSAL 2:
NON-BINDING, ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

General

        Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct a separate stockholder advisory vote at least every three years to approve the compensation of certain executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. Accordingly, we have included this Proposal 2 for your consideration.

        Our compensation policies and practices are designed to pay for performance in a way that is strongly aligned with the long-term interests of our stockholders. The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program. (For information regarding the Compensation Committee's use of compensation consultants, please see the information under the heading "Compensation Philosophy" in the "Compensation Discussion and Analysis" section of this proxy statement.) The Compensation Committee continually monitors our compensation policies and practices to ensure that they continue to reward executives for results that are consistent with stockholder interests and strong risk management. The Compensation Committee and Board believe that our policies and practices for determining executive compensation are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our named executive officers in 2012 reflects and supports these compensation policies and practices.

        In accordance with the requirements of Section 14A of the Exchange Act and the rules and regulations promulgated thereunder, the following resolution is submitted for stockholder approval:

        "RESOLVED, that the compensation paid to Taylor Capital Group, Inc.'s named executive officers, as disclosed in the 'Compensation Discussion and Analysis' section of its proxy statement, dated April 24, 2013, including the compensation tables and narrative discussion contained in that disclosure, is hereby APPROVED on an advisory basis."

        We encourage you to carefully review the "Compensation Discussion and Analysis" section of this proxy statement for a detailed discussion of the Company's executive compensation program, policies and practices.

Stockholder Vote Necessary to Approve Executive Compensation

        Approval of this Proposal 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions with respect to this proposal will have the same legal effect as a vote "AGAINST" this proposal, while broker non-votes will have no effect. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or the Board and may not be construed as overruling any decision by the Compensation Committee or the Board. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs, arrangements and decisions.

Board Recommendation

        The Board and Compensation Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders "FOR" the resolution approving the compensation of our named executive officers as disclosed in this proxy statement. Therefore, the Board recommends that you vote "FOR" this Proposal 2. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3:
FREQUENCY OF NON-BINDING, ADVISORY APPROVAL
OF EXECUTIVE COMPENSATION

General

        Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder by the SEC, also require publicly traded companies, such as the Company, to provide a separate stockholder vote on the frequency with which stockholders shall conduct an advisory say-on-pay vote on executive compensation, such as Proposal 2 above. In accordance with these requirements, we are providing stockholders with an advisory vote on the frequency with which our stockholders will vote on a say-on-pay proposal.

        The advisory vote on the frequency of say-on-pay votes is a non-binding vote as to how often say-on-pay votes should occur: every year, every two years, or every three years. In addition to those choices, stockholders may also abstain from voting. Section 14A of the Exchange Act requires us to hold an advisory vote on the frequency of say-on-pay votes at least once every six years.

        After careful consideration, the Board recommends that future stockholder say-on-pay votes be conducted annually. The Board values and encourages constructive input from our stockholders regarding our compensation philosophy, policies and practices, and believes it is important that such policies and practices are aligned with the best interests of our stockholders. An annual say-on-pay vote will provide the Board and the Compensation Committee with useful information on stockholder sentiment about these important matters on the most frequent and consistent basis.

        Although the Board recommends a say-on-pay vote every year, stockholders are not voting to approve or disapprove the Board's recommendation. Rather, stockholders are being asked to vote on the following resolution:

        "RESOLVED, that the stockholders of Taylor Capital Group, Inc. determine, on an advisory basis, that the frequency with which the stockholders shall have an advisory vote on executive compensation set forth in the Company's proxy statement for its Annual Meeting of Stockholders, beginning with the 2013 Annual Meeting of Stockholders, is (1) every year, (2) every two years, or (3) every three years."

Stockholder Vote Necessary to Recommend a Frequency of Future Say-On-Pay Votes

        The choice which receives the highest number of votes will be deemed the choice of the stockholders. Abstentions and broker non-votes will have no effect on this proposal. While this advisory vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or Board and may not be construed as overruling any decision by the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when determining the frequency of future say-on-pay votes.

Board Recommendation

        The Board recommends that you vote "EVERY YEAR" for the frequency of future say-on-pay votes under this Proposal 3. Proxies properly signed and returned will be voted for the "EVERY YEAR" frequency unless stockholders specify otherwise. Stockholders are not voting to approve or disapprove the Board's recommendation. Stockholders may choose among the three choices included in the resolution above, or may abstain for voting on this proposal.

 PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

        Stockholders will be asked to ratify the Audit and Risk Committee's appointment of KPMG LLP as our independent registered public accounting firm for the Company's 2013 fiscal year. KPMG has audited the financial statements of the Company since its inception in 1997. None of the Company's Certificate of Incorporation, its By-laws or the rules applicable to companies whose securities are listed on The Nasdaq Global Select Market require the Company to submit this ratification proposal to stockholders. Rather, the Company is submitting this proposal to stockholders because it believes it is a governance best practice.

        In the event that stockholders do not ratify the selection of KPMG, the Audit and Risk Committee will reconsider its determination to retain KPMG, but in such event it may elect to continue to retain KPMG. Even if the selection of KPMG is ratified by stockholders, the Audit and Risk Committee, in its discretion, may change the Company's independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Representatives of KPMG are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder Vote Necessary to Ratify the Appointment of Our Independent Registered Public Accounting Firm

        Approval of this Proposal 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions with respect to this proposal will have the same legal effect as a vote "AGAINST" this proposal, while broker non-votes will have no effect.

Board Recommendation

        The Board recommends that you vote "FOR" this Proposal 4. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 5:
APPROVAL OF THE AMENDMENT OF OUR BY-LAWS

General

        At the Annual Meeting of Stockholders held on May 31, 2012 (the "2012 Annual Meeting"), our stockholders approved our By-laws. The By-laws amended and restated our previous set of by-laws (the "Old By-laws") to better reflect the Company's current corporate governance structure by removing certain provisions that no longer had any practical effect.

        Due to a typographical error, the form of By-laws, as presented and adopted, incorrectly stated the maximum number of directors permitted to serve on our Board. Specifically, Section 3.2 of the By-laws erroneously provided that the Board consist of a range of between eleven (11) and thirteen (13) directors, rather than providing a range of between eleven (11) and fifteen (15) directors, as had been provided in the Old By-laws immediately prior to the approval of the By-laws at the 2012 Annual Meeting. In approving the By-laws and recommending them for stockholder approval, it was not the intent of our Board to reduce the number of directors permitted to serve or the range of the number of directors that shall constitute the Company's whole Board.

        Similarly, we do not believe it was the intent of our stockholders to effect such a change, because the change was not described by us for their consideration in the proxy statement relating to the 2012 Annual Meeting, as would have been necessary had we intended to make the change. In fact, fifteen (15) directors were nominated by our Board and elected by our stockholders at the 2012 Annual Meeting, each of whom was serving as a director on our Board immediately prior to the meeting. Had the Company intended that the range of the Board size be reduced to a maximum of thirteen (13) members, we would not have been able to nominate fifteen (15) Board nominees for election.

The By-law Amendment

        In light of the foregoing and after careful consideration, our Board believes it is in the best interests of the Company and its stockholders to correct the typographical error described above by amending Section 3.2 of the By-laws. Under Article SEVENTH of our Certificate of Incorporation, stockholder approval is also required to approve such an amendment. Accordingly, our Board has approved and adopted, and recommends that our stockholders approve, this proposal to amend Section 3.2 of the By-laws to read in its entirety as follows, effective immediately following the Annual Meeting:

  "Section 3.2 Number; Election and Term of Office.    The number of Directors which shall constitute the whole Board of the corporation shall be not less than eleven (11) and not more than fifteen (15), as determined from time to time by resolution adopted by the affirmative vote of a majority of the Directors in office at the time of adoption of such resolution. Subject to the terms of any series of preferred stock then outstanding, Directors shall be elected by the corporation's stockholders at the annual meeting of the stockholders, and each Director elected shall hold office until the Annual Meeting of Stockholders in the year in which his or her term expires and until a successor is duly elected and qualified or until his or her earlier death, resignation or removal."

Stockholder Vote Necessary to Approve the By-law Amendment

        In accordance with Article SEVENTH of the Certificate of Incorporation, approval of the By-law Amendment requires the affirmative vote of holders of a majority of the shares of common stock outstanding. Abstentions and broker non-votes with respect to this proposal will have the same legal effect as a vote "AGAINST" this matter.

Board Recommendation

        The Board recommends that you vote "FOR" the adoption of the By-law Amendment. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 6:
APPROVAL OF OUR 2013 SUCCESS PLAN

        The Taylor Capital Group, Inc. 2013 Success Plan (the "Success Plan") is intended to attract, retain, and motivate executive officers and other employees essential to our success through the use of performance-related incentives linked to our success and the success of our stockholders. Code Section 162(m) requires that the Success Plan be approved by our stockholders in order for awards under the plan to potentially qualify as performance-based compensation. Accordingly, we are submitting the Success Plan for approval by our stockholders at the Annual Meeting.

        Our Board approved the Success Plan effective as of January 1, 2013, subject to approval by our stockholders. Set forth below is a description of the material features of the Success Plan. The Success Plan is set forth in its entirety as Appendix A to this proxy statement. The following description is qualified in its entirety by reference to Appendix A.

Description of the Success Plan

        Administration.    The Success Plan will be administered by the Compensation Committee, which must consist of two or more members of the Board, each of whom is an "outside director" within the meaning of Code Section 162(m). The Compensation Committee will have the authority and discretion to select from among the Company's and its subsidiaries' employees those persons who will receive awards under the Success Plan, to determine the time or times of receipt of awards, to determine the types of awards, to establish the terms of awards, to cancel or suspend awards, and to reduce or eliminate any restrictions or vesting requirements applicable to an award at any time after the grant of the award. If the Compensation Committee determines that it is advisable to grant awards under the Success Plan that do not qualify for the exception for "performance-based compensation" from the tax deductibility limitations of Code Section 162(m), it may grant awards without satisfying the requirements of Section 162(m). The Compensation Committee will have the authority and discretion to interpret the Success Plan, to establish, amend, and rescind any rules and regulations relating to the plan, and to make all other determinations that may be necessary or advisable for the administration of the plan.

        Performance-Based Compensation.    Any award under the Success Plan that is intended to be "performance-based compensation" for purposes of Code Section 162(m) will be conditioned on the achievement of one or more objective performance measures determined by the Compensation Committee. Each performance goal in connection with any award intended to be performance-based compensation will be established in writing by the Compensation Committee generally not later than 90 days after the commencement of the period of service to which the performance goal relates. The Compensation Committee will certify in writing prior to the payment of any such award that the performance goals and any other material terms with respect to the award were in fact satisfied.

        Success Plan awards that are intended to be performance-based compensation may be based on any one or more of the following performance measures: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; and earnings per share; each as may be defined by the Compensation Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Compensation Committee); "Texas ratio"; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total stockholder return; market share; net income available to common stockholders, net operating income, operating income or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; charge offs; loan loss reserves; loans; deposits; non-performing assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more subsidiaries, business units, or financial reporting segments of the Company or a subsidiary, or any combination thereof, and may be measured relative to a peer group, an index, or a business plan.

        In establishing performance measures under the Success Plan, the Compensation Committee generally may provide for the exclusion of the effects of extraordinary, unusual, or non-recurring items of gain or loss; gains or losses on the disposition of a business; changes in tax or accounting principles, regulations, or laws; and mergers or acquisitions. In certain circumstances the Compensation Committee may adjust performance measures. With respect to an award that is intended to be performance-based compensation, the Compensation Committee may exercise only such negative discretion as is permitted under Code Section 162(m). If the Compensation Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company or the manner in which the Company or a subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Compensation Committee may modify such performance measures as it deems appropriate.

        The maximum dollar amount that may be payable to any one participant pursuant to awards under the Success Plan that are granted during any calendar year and that are intended to be performance-based compensation for purposes of Code Section 162(m) will be $3,000,000.

        Amendment and Termination.    The Board generally may amend or terminate the Success Plan at any time, and may amend any award under the Success Plan at any time, except that no amendment or termination may, without written consent to the change by the affected participant, impair the rights of any participant under any award granted prior to the date such amendment or termination is adopted by the Board. The Compensation Committee may amend the Success Plan or any award under the Success Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Success Plan or the award to any applicable law.

        Clawback.    Each award, amount, and benefit received under the Success Plan will be subject to potential cancellation, recoupment, rescission, payback, or other similar action in accordance with any applicable Company clawback policy or any applicable law.

Certain Tax Considerations for the Success Plan

        Under Code Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated executive officers (other than our Chief Financial Officer) may be limited to the extent that it exceeds $1,000,000 in any one year. Compensation paid in excess of that amount may still be deductible if it qualifies as "performance-based compensation" under Code Section 162(m). Performance-based compensation includes compensation payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by stockholders. Our Compensation Committee and Board intend for the Success Plan to afford the Compensation Committee the opportunity to grant incentive awards that will qualify as performance-based compensation and thus will be fully deductible for federal income tax purposes, if the Compensation Committee chooses to grant such awards. Code Section 162(m) generally requires that the Success Plan be approved by our stockholders every five years in order for awards under the plan to qualify as performance-based compensation.

Stockholder Vote Necessary to Approve the Success Plan

        Approval of this Proposal 6 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions with respect to this proposal will have the same legal effect as a vote "AGAINST" this proposal, while broker non-votes will have no effect.

Board Recommendation

        The Board recommends that you vote "FOR" the approval of the Success Plan. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

General

        Our Board recognizes that transactions or other arrangements between us and any of our directors or executive officers may present potential or actual conflicts of interest. Nevertheless, our Board recognizes that there are circumstances where such transactions or other arrangements may be in, or not inconsistent with, our best interests. Accordingly, our Board has adopted a formal written policy that requires any proposed transaction, arrangement or relationship in which we are a participant and in which any related person has a material interest and the amount involved exceeds or would reasonably be expected to exceed $120,000 to be submitted to our Audit and Risk Committee for review, consideration and approval. Any proposed transaction in which the amount involved is $120,000 or less may be approved by our Chief Financial Officer under the policy. A "related person" for these purposes means any director, executive officer, nominee for such positions, stockholder owning more than 5% of any class of our voting securities, immediate family member of one or more of the foregoing or entity in which any one or more of the foregoing is employed, is a general partner or principal or beneficially owns, in the aggregate with all other related persons, at least 10% of such entity's equity interests.

        The policy provides for periodic monitoring of pending and ongoing transactions with related parties. In approving or rejecting the proposed transaction, our Audit and Risk Committee or Chief Financial Officer, as applicable, will consider the relevant facts and circumstances available, including: (1) the benefits to us; (2) the impact, if any, on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a significant role or interest; (3) the availability of other sources for comparable services or products (if applicable); (4) the material terms of the transaction; and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to unrelated third parties or to our employees generally. Our Audit and Risk Committee or Chief Financial Officer, as applicable, will approve only those transactions that, in light of known circumstances, are consistent with our and our stockholders' best interests and comply in all material respects with applicable legal and regulatory requirements. Our procedures and policies with respect to compliance with Federal Reserve Regulation O supersede this policy with respect to related party transactions subject to Regulation O.

Management Loans and Transactions

        Certain of our directors and officers, members of their immediate families, and firms and corporations with which they are associated, have been customers of and have had transactions with the Bank, including borrowings and investments in certificates of deposit, among other deposit products. Our management believes that all such loans have been, and will continue to be, made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral required, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features. Any loans to our directors and executive officers, in addition to complying with Section 402 of the Sarbanes-Oxley Act and Federal Reserve Regulation O, are subject to the approval of our Audit and Risk Committee.

Related Party Transactions

        During 2012 the Company paid to FIC a management fee in the amount of $162,427 for certain management, advisory and consulting services provided to the Company by FIC. Jennifer W. Steans and Harrison I. Steans, both of whom serve on our Board, serve as the President and Chairman of the executive committee of FIC, respectively. The engagement of FIC to provide the services described above was reviewed and approved by our Audit and Risk Committee, which also monitored the level of services provided by FIC on a quarterly basis. Apart from the approval and monitoring process involving our Audit and Risk Committee, FIC was retained in the ordinary course of business and the Company believes that such services are provided by FIC on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

AUDIT AND RISK COMMITTEE REPORT

        The Audit and Risk Committee was appointed by the Board to assist it in: (1) overseeing the quality and integrity of the Company's financial reports, financial reporting processes and internal control system; (2) overseeing the performance and independence of the Company's independent registered public accounting firm; (3) the coordination of risk oversight activities between the Board and its standing committees; and (4) the transaction of related matters. The Audit and Risk Committee operates under a written charter adopted by the Board, which is available on the Company's website at www.taylorcapitalgroup.com under the caption "Governance Documents." Our Board has determined, in its business judgment, that all of the members of the Audit and Risk Committee meet the independence standards for audit committee members, as set forth in the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on The Nasdaq Global Select Market.

        Management is responsible for the Company's financial reporting process, including its system of internal controls and disclosure controls and procedures, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm, KPMG LLP, is responsible for auditing those consolidated financial statements and expressing an opinion as to whether those consolidated financial statements are free of material misstatement and presented in accordance with generally accepted accounting principles. KPMG is also responsible for auditing the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The Audit and Risk Committee's responsibility is to oversee, monitor and review these processes. In fulfilling these responsibilities, the Audit and Risk Committee has not conducted auditing or accounting reviews or procedures, and has relied on management's representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and that management maintained effective internal control over financial reporting. The Audit and Risk Committee has also relied upon KPMG's reports on the Company's consolidated financial statements and internal control over financial reporting.

        The Audit and Risk Committee meets periodically with the Company's management, internal auditors and KPMG to discuss the Company's financial reports, financial reporting processes and internal control system and other related items. The Audit and Risk Committee also has reviewed the Company's 2012 audited consolidated financial statements and discussed these consolidated financial statements with management, the Company's internal auditors and KPMG. Our discussions with each of the internal auditors and KPMG included sessions at which management was not present, and, throughout the year, the internal auditors and KPMG have had unrestricted access to the Audit and Risk Committee. The Audit and Risk Committee discussed with KPMG the results of its audit of the Company's consolidated financial statements and the results of its audit of management's assessment of internal control over financial reporting. The Audit and Risk Committee also discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and KPMG provided the Audit and Risk Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board. The Audit and Risk Committee discussed with KPMG these materials and the firm's independence from the Company.

        Based on the Audit and Risk Committee's discussions with, and review of reports from, management, internal auditors and KPMG and its reliance on the representation of management that the Company's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, the Audit and Risk Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

AUDIT AND RISK COMMITTEE
Shepherd G. Pryor, IV (Chairman)
Ronald Emanuel
M. Hill Hammock

        The above report of the Audit and Risk Committee is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

 PRINCIPAL ACCOUNTING FEES AND SERVICES

General

        We have invited representatives of our principal accountant, KPMG LLP, to be present at the Annual Meeting, and we expect that they will attend. If present, the representatives from KPMG will be available to respond to appropriate questions from stockholders, if the need arises, and make a statement if the representatives desire to do so. The aggregate fees incurred by us for KPMG's professional services for the years ended December 31, 2012 and 2011 were as follows:

	For the Year Ended December 31,
	2012	2011
Audit Fees	$898,244	$716,274
Audit-Related Fees	44,000	27,500
Tax Fees	170,406	242,031
All Other Fees	—	—

Total Fees	$1,112,650	$985,805

        Audit Fees and Audit-Related Fees.    Audit fees include fees for professional services rendered for the annual audit of the Company's consolidated financial statements, including the audit of the Company's internal control over financial reporting, review of the Quarterly Reports on Form 10-Q, comfort letter procedures performed in connection with public securities transactions and audit or other attest services required by statute or regulation, such as consents, for the years indicated. Further, audit-related fees include the audit under the standards for financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States (Government Auditing Standards), for the purpose of filing with the Government National Mortgage Association (GNMA) and the audit of compliance with requirements applicable to U.S. Department of Housing and Urban Development (HUD)-Assisted Programs.

        Tax Fees.    Tax fees include fees for professional services rendered for tax compliance and consulting assistance.

        All Other Fees.    None.

Pre-Approval Policies and Procedures

        All audit, audit-related, tax services and other services to be provided by the independent registered public accounting firm are required to be pre-approved by the Audit and Risk Committee. The committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the committee, the authority to grant such pre-approvals; provided, however, that the decisions of any member to whom such authority is so delegated to pre-approve an activity shall be presented to the full committee at its next scheduled meeting. All fees paid to KPMG for services provided during 2012 were approved in accordance with such procedures.

STOCKHOLDER PROPOSALS

        In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in our proxy statement for our 2014 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 26, 2013, the date not less than 120 days prior to April 24, 2014 (the first anniversary of the date on which we first mailed our proxy materials for the Annual Meeting). In addition, in accordance with Section 2.9 of our By-laws, with respect to an Annual Meeting of Stockholders, in order to be timely, a stockholder's notice of a proposal or director nomination to be considered at the meeting shall be delivered to, or mailed and received by, our Corporate Secretary not more than 90 nor less than 60 days prior to the anniversary of the mailing of the proxy statement for the prior year's annual meeting (which for purposes of our 2014 Annual Meeting of Stockholders will be between January 24, 2014 and February 23, 2014). If, however, the date of our 2014 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of our 2013 Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting of Stockholders is first made. Stockholders are urged to read carefully the additional notice requirements for stockholder proposals and director nominations in Section 2.9 of our By-laws. Our form of proxy for the 2014 Annual Meeting of Stockholders will confer discretionary authority upon the persons named as proxies therein to vote on any untimely stockholder proposals, and the proxy statement will advise how the proxies intend to vote on any timely stockholder proposals that are not included in our proxy statement and form of proxy.

COMMUNICATION WITH THE BOARD OF DIRECTORS

        Stockholders or other interested parties may communicate with our Board or any of the directors by sending a letter to Taylor Capital Group, Inc. Board of Directors, c/o the Office of the Corporate Secretary, Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018. The Office of the Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business, or communications that relate to improper or irrelevant topics. From time to time, our Board may change the process by which stockholders may communicate with the Board or its members.

OTHER MATTERS

        We know of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

        A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2012, including our Annual Report on Form 10-K (excluding exhibits but including a list briefly describing all of the exhibits not contained therein), accompanies this proxy statement. Stockholders may obtain a copy of the exhibits to our Annual Report on Form 10-K for the same year by writing to Taylor Capital Group, Inc., Attention: Office of the Corporate Secretary, 9550 West Higgins Road, Rosemont, Illinois 60018. We reserve the right to require payment of a reasonable fee in exchange for furnishing any exhibit, which fee shall be limited to our reasonable expenses incurred in furnishing such exhibit.

APPENDIX A

Form of
Taylor Capital Group, Inc.
2013 Success Plan

        1.    Purpose and Effective Date.    The purpose of this Taylor Capital Group, Inc. ("Company") 2013 Success Plan ("Plan") is to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers and other employees essential to the success of the Company and its subsidiaries; (ii) motivation of such officers and employees using performance-related incentives linked to longer range performance goals and the interests of Company shareholders; and (iii) enabling of such officers and employees to share in the long-term growth and success of the Company. The effective date of the Plan is January 1, 2013, subject to the approval of the Plan by the Company's shareholders. The Plan shall remain in effect until terminated in accordance with Section 5 hereof.

        2.    Administration.    The Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors ("Board") of the Company, which shall consist of two or more members of the Board, each of whom is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have the authority and discretion to select from among the Company's and its subsidiaries' employees those persons ("Participants") who shall receive awards under the Plan ("Awards"), to determine the time or times of receipt of Awards, to determine the types of Awards, to establish the terms of Awards, to cancel or suspend Awards and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award. In the event that the Committee determines that it is advisable to grant Awards that do not qualify for the exception for "Performance-Based Compensation" (within the meaning of Code Section 162(m)) from the tax deductibility limitations of Code Section 162(m), the Committee may grant such Awards without satisfying the requirements of Code Section 162(m). The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee shall have the authority to define terms not otherwise defined in the Plan. Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons. Except to the extent prohibited by applicable law, the applicable rules of any securities exchange or similar entity or the charter of the Committee, with respect to any Participant who is not a "covered employee" within the meaning of Code Section 162(m), the Committee may delegate all or any portion of its responsibilities and powers under the Plan to any one or more members of the Board or to the Chief Executive Officer of the Company. The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated responsibilities and powers and any Awards granted. Any such delegation may be revoked by the Committee at any time.

        3.    Performance-Based Compensation.    Any Award that is intended to be Performance-Based Compensation shall be conditioned on the achievement of one or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee ("Performance Measures"). Each performance goal in connection with any Award intended to be Performance-Based Compensation shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal, and provided, further, that the performance goal shall be established on or before the time 25% of the applicable period of service has elapsed. The Committee shall certify in writing prior to the payment of any Award intended to be Performance-Based Compensation that the performance goals and any other material terms with respect to the Award were in fact satisfied. Notwithstanding any provision of the Plan to the contrary, the grant of each Award intended to be Performance-Based Compensation and the establishment, and certification of achievement, of performance goals in connection with such Awards shall occur during the periods required under Code Section 162(m).

          (a)    Performance Measures.    The Performance Measures under the Plan may be based on any one or more of the following: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); "Texas ratio"; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net income available to common shareholders, net operating income, operating income or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance Measures may be based on the performance of the Company as a whole or of any one or more subsidiaries, business units or financial reporting segments of the Company or a Subsidiary, or any combination thereof, and may be measured relative to a peer group, an index or a business plan.

          (b)    Partial Achievement.    An Award may provide that partial achievement of the Performance Measures may result in payment or vesting based upon the degree of achievement. In addition, partial achievement of Performance Measures shall apply toward the limitations on grants to individual Participants under the Plan.

          (c)    Extraordinary Items.    In establishing Performance Measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management's Discussion and Analysis section of the Company's annual report: (i) extraordinary, unusual or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; (iv) mergers or acquisitions; and (v) such other items permitted from time to time hereafter under Code Section 162(m). To the extent not specifically excluded, such effects shall be included in any applicable Performance Measure.

          (d)    Adjustments.    Pursuant to this Section 3, in certain circumstances the Committee may adjust Performance Measures; provided, however, that no adjustment may be made with respect to an Award that is intended to be Performance-Based Compensation, except to the extent the Committee exercises such negative discretion as is permitted under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a subsidiary conducts its business or other events or circumstances render current Performance Measures to be unsuitable, the Committee may modify such Performance Measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected Performance Measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change or eliminate the Performance Measures or change the applicable performance period or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

          (e)    Limitations on Grants to Individuals.    The maximum dollar amount that may be payable to any one Participant pursuant to Awards (whether settled in cash or stock) that are granted to any one Participant during any calendar year and that are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be $3,000,000.

        4.    Not an Employment Contract.    No Award shall confer on a Participant any rights with respect to continuance of employment or other service with the Company or a subsidiary, nor shall an Award interfere with any right the Company or a subsidiary may have to terminate or modify the terms of the Participant's employment or other service.

        5.    Amendment and Termination.    The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award; provided, however, that, except as provided in Section 3(d) above, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board. Notwithstanding any provision of the Plan or an Award to the contrary, the Committee may amend the Plan or any Award, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award to any applicable law. A Participant's acceptance of any Award shall be deemed to constitute the Participant's acknowledgment of, and consent to, the rights of the Committee under this Section 5.

        6.    Indemnification.    To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an officer or employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including without limitation amounts paid in settlement), cost, liability or expense (including without limitation reasonable attorneys' fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        7.    Clawback Policy.    Each Award, amount and benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the "Policy") or any applicable law. A Participant's receipt of an Award shall be deemed to constitute the Participant's acknowledgment of and consent to the Company's application, implementation and enforcement of (i) the Policy and any similar policy established by the Company that may apply to the Participant, whether adopted prior to or following the making of any Award and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant's express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

        8.    Expenses and Liabilities.    All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions and valuations of any such persons.

        9.    Successors.    All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.

        10.    Transferability.    Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order.

        11.    Designation of Beneficiaries.    A Participant may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not have any further liability to anyone.

        12.    Tax Withholding.    All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any benefits under the Plan on satisfaction of the applicable withholding obligations.

        13.    Governing Law.    The Plan, all Awards and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

        14.    Validity.    If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

        15.    Notice.    Unless provided otherwise by the Committee, all communications to the Company provided for in the Plan shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the Company at its headquarters. Such communications shall be deemed given (i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and (ii) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received. In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company's senior human resources officer.

        16.    Code Section 409A.    The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted and administered accordingly.

[FRONT SIDE OF PROXY CARD]

PROXY	TAYLOR CAPITAL GROUP, INC.	PROXY

9550 WEST HIGGINS ROAD

ROSEMONT, ILLINOIS 60018

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned holder(s) of the common stock of Taylor Capital Group, Inc. (the “Company”) acknowledge(s) receipt of the proxy statement and Notice of Annual Meeting of Stockholders, dated April 24, 2013, hereby constitute(s) and appoint(s) Mark A. Hoppe, Randall T. Conte and Brian T. Black, and each of them acting singly in the absence of the other, as Proxies and with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of the Company held of record by the undersigned on April 12, 2013, at the Annual Meeting of Stockholders to be held at 9:00 a.m., central time, on May 30, 2013, or at any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted “FOR” all of the director nominees in Proposal 1, for the “EVERY YEAR” frequency in Proposal 3, “FOR” Proposal 2, Proposal 4, Proposal 5 and Proposal 6, and, if other business is presented at the meeting, in accordance with the best judgment of the Proxies on those matters.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued and to be signed on reverse side.)

[BACK SIDE OF PROXY CARD]

The Board of Directors recommends a vote for the following Proposals:

1.  Election of 14 directors for a one-year term.

	FOR	AGAINST	ABSTAIN

01- Bruce W. Taylor	☐	☐	☐

02- Mark A. Hoppe	☐	☐	☐

03- Ronald L. Bliwas	☐	☐	☐

04- C. Bryan Daniels	☐	☐	☐

05- Ronald Emanuel	☐	☐	☐

06- M. Hill Hammock	☐	☐	☐

07- Elzie L. Higginbottom	☐	☐	☐

08- Michael H. Moskow	☐	☐	☐

09- Louise O’Sullivan	☐	☐	☐

10- Shepherd G. Pryor, IV	☐	☐	☐

11- Harrison I. Steans	☐	☐	☐

12- Jennifer W. Steans	☐	☐	☐

13- Jeffrey W. Taylor	☐	☐	☐

14- Richard W. Tinberg	☐	☐	☐

If at the time of the Annual Meeting, any nominee is unable or declines to serve, the Proxies will vote for such substitute nominee as the Board of Directors recommends, or vote to allow the vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends.

2.  Approval, in a non-binding, advisory vote, of the compensation of the Company’s named executive officers as described in the proxy statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.  Recommendation, in a non-binding, advisory vote, of the frequency with which stockholders will vote on future proposals to approve the compensation of the Company’s named executive officers.

EVERY YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
☐	☐	☐	☐

4. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.  Approval of the amendment to the Company’s by-laws as described in the proxy statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6. Approval of the 2013 Success Plan as described in the proxy statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) on this form. When shares are held in more than one name, each joint owner should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature:

Signature:
(If Held Jointly)

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 1:00 a.m., central time, on May 30, 2013.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET: www.investorvote.com/TAYC Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE: 1-800-652-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.